Exhibit (d)

This description of the Province of Ontario is dated December 13, 2006 and appears as Exhibit (d) to the Province of Ontario’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2006.

      THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED) IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE USED OR RELIED UPON IN CONNECTION WITH THE PURCHASE OR SALE OF ANY SECURITIES OF THE PROVINCE OF ONTARIO, IS NOT A PROSPECTUS, INFORMATION MEMORANDUM OR SIMILAR DOCUMENT AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE PROVINCE OF ONTARIO.

      In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. All foreign currency conversions are reported at statement date exchange rates, unless otherwise specified. The inverse of the noon buying rate in New York City on December 13, 2006 for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York was $1.00 = $0.8663 (U.S.). See “4. Public Debt — (4) Selected Debt Statistics — The Canadian Dollar.”

      In this document, statistics for the economy of the Province of Ontario (“Ontario” or the “Province”) are set forth on a calendar year basis at market prices, except as otherwise indicated. Economic statistics for recent years frequently are estimates or preliminary figures which are subject to adjustment. Financial statistics for the Province are set forth on a fiscal year basis (from April 1 to March 31 of the succeeding year), unless otherwise noted.

      In this document, unless otherwise specified, references to average growth rates refer to the average annual compound rate of growth. This is computed by expressing the amount of growth during the period as a constant annual rate of growth compounded annually. The computational procedure used is the geometric average of the annual rates from the first to the last year’s observation of the variables.

      This document appears as an exhibit to the Province’s Annual Report to the U.S. Securities and Exchange Commission on Form 18-K for the fiscal year ended March 31, 2006. Additional information with respect to the Province is available in such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments are available to the public on the Internet on the SEC’s web site located at http://www.sec.gov. and can be read and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room and the applicable copy charges. Copies of such documents may also be obtained without charge from the Province of Ontario, Ontario Financing Authority, Capital Markets Division, One Dundas Street West, 14th Floor, Toronto, Ontario M5G 1Z3, telephone (416) 325-8128.

PROVINCE OF ONTARIO SUMMARY INFORMATION
      The following information is a summary only and is qualified in its entirety by the detailed information elsewhere in this document. Unless otherwise indicated, all dollar amounts are expressed in Canadian dollars.

	Year ended December 31,

	2001	2002	2003	2004	2005

	(in millions unless otherwise indicated)
Economy(1)
Gross Domestic Product at Market Prices	$453,701	$477,763	$493,219	$517,608	$537,657
Personal Income	361,187	369,420	381,583	398,217	416,210
Consumer Price Index (annual change)	3.1%	2.0%	2.7%	1.9%	2.2%
Unemployment (average annual rate)	6.3%	7.1%	6.9%	6.8%	6.6%

					Current
					Outlook
	2002-03	2003-04	2004-05	2005-06	2006-07(2)

	(in millions)
Government Finances
Revenue	$68,891	$68,400	$77,841	$84,225	$87,044
Expense
Programs(3)	59,080	64,279	70,028	74,908	78,789
Interest on Debt	9,694	9,604	9,368	9,019	9,204

Total Expense(3)	68,774	73,883	79,396	83,927	87,993

Surplus/(Deficit) Before Reserve	$117	$(5,483)	$(1,555)	$298	$(949)
Reserve	$—	$—	$—	$—	$1,000

Surplus/(Deficit)	$117	$(5,483)	$(1,555)	$298	$(1,949)
Net Debt(4)	132,647	138,557	140,921	141,928	145,345
Accumulated Deficit(4)	$118,705	$124,188	$125,743	$109,155	$111,104

	As at March 31,

	2002	2003	2004	2005	2006

	(in millions)
Public Sector Debt
Net Debt(4)	$132,121	$132,647	$138,557	$140,921	$141,928
Obligations Guaranteed	2,788	4,100	3,400	3,200	3,300
Other Public Sector Debt	7,212	9,704	10,828	12,863	14,691

Total	$142,121	$146,451	$152,785	$156,984	$159,919

(1)	See “2. Economy — (2) Recent Economic Developments” for the most recently available economic indicators.

(2)	Second-quarter fiscal forecast as at September 30, 2006.

(3)	Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expense in the year of acquisition or construction. All capital assets owned by consolidated organizations are accounted for on a full accrual basis.

(4)	Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the Surplus/ Deficit of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges. Accumulated Deficit is calculated as the difference between liabilities and total assets including tangible capital assets and net assets of hospitals, school boards and colleges. The annual change in the Accumulated Deficit is equal to the Surplus/ Deficit. For fiscal 2005-06, the change in the Accumulated Deficit includes the opening combined net assets of hospitals, school boards and colleges that were recognized upon consolidation of these broader public sector entities.
Sources: Ontario Ministry of Finance and Statistics Canada.

1. OVERVIEW
Area and Population
      The Province of Ontario covers an area of approximately 1,076,395 square kilometers (415,598 square miles), about 10.8% of Canada, and is about 11.0% as large as the United States. The estimated population of Ontario on July 1, 2006 was 12.7 million, or 38.9% of Canada’s population of 32.6 million. Since 1992, the populations of Ontario and Canada have increased at average annual rates of 1.3% and 1.0%, respectively. Although it constitutes only 12% of the area of the Province, Southern Ontario contains approximately 93.6% of the Province’s population. The population of the Greater Toronto Area, the largest metropolitan area in Canada, was estimated to be 5.76 million on July 1, 2005.
Government
      Canada is a federation with a parliamentary system of government. Constitutional responsibilities are divided between the federal government, the 10 provinces and the 3 territories.
      The Premier of the Province of Ontario (“Premier”) is traditionally the leader of the political party with the greatest number of members elected to the legislative assembly of the Province (“Legislative Assembly”). The Cabinet through the Lieutenant Governor, who represents the Crown, formally exercises executive power. Cabinet ministers are usually nominated from among members of the Premier’s party.
      The Legislative Assembly consists of 103 seats, each representing a specified territorial division of the Province, and is elected for a five-year term. A dissolution of the Legislative Assembly prior to the end of the five-year term may be requested by the Premier at the Premier’s own volition or if the government loses the confidence of the Legislative Assembly by being defeated on an important vote.
      The last Provincial election was held on October 2, 2003. Present party standings in the Legislative Assembly are: Liberal Party of Ontario, 68 seats; Progressive Conservative Party of Ontario, 23 seats; New Democratic Party of Ontario, 9 seats and vacant, 3 seats. The current government of the Province is formed by the Liberal Party.
Economic Setting
      Gross Domestic Product (“GDP”) at current market prices in 2005 was $537,657 million, representing 39.2% of the Canadian GDP. Personal income per capita in 2005 was $33,141, or 4.2% above the national average.
      An indication of the Province’s importance in several areas of Canadian economic activity is illustrated below.
Ontario’s Share Of Canadian Economic Activity, 2005

	Total
	Canadian
	Economic	Ontario’s Share of
	Activity	Canadian Total

	(in millions)	(%)
Gross Domestic Product	$1,371,425	39.2
Business Investment	249,811	33.9
Exports	519,680	44.6
Consumption	760,380	40.0
Personal Income	1,027,733	40.5

Sources: Statistics Canada and Ontario Ministry of Finance.
     The Provincial economy displays many of the characteristics of a mature economy, including substantial secondary and service sectors. In broad terms, the primary sector is composed of agriculture, mining and forestry, while manufacturing, utilities and construction form the secondary sector. The remaining categories, such as transportation, communication, wholesale and retail trade and business and public service, make up the service sector. Ontario shows a stronger concentration in manufacturing than both the United States and the whole of Canada.
Percentage Distribution Of Real Gross Domestic Product By Industry, 2005
(at 1997 Prices)

	Ontario	Canada	United States(1)

	(%)	(%)	(%)
Goods(2)	29.1	31.0	21.3
Of which: Primary	1.7	5.9	2.7
Manufacturing	19.9	16.5	12.0
Services	70.8	69.0	78.7

Total(3)	100.0	100.0	100.0

Sources: Ontario Ministry of Finance, Statistics Canada and the United States Department of Commerce.

(1)	GDP in current dollars.

(2)	Consists of primary, utilities, construction and manufacturing industries.

(3)	Components may not add to total due to rounding.
Foreign Relations
      The Province has no direct diplomatic relations with foreign countries, but has developed a high degree of international activity in order to facilitate investment in Ontario.

2. ECONOMY
(1) Major Economic Indicators
Overview
      Ontario’s GDP at current market prices in 2005 was $537,657 million. GDP in constant 1997 dollars (“Real GDP”) was $483,962 million in 2005, an increase of 2.8% over 2004. The five-year average annual growth rate of real GDP from 2001 to 2005 was 2.4%. Real GDP in 2005 increased at a quarterly rate of 0.4% in the first quarter, 0.5% in the second quarter, 0.4% in the third quarter and 0.3% in the fourth quarter.
      Ontario’s economy grew by 2.8% in 2005, following growth of 3.2% in 2004. Economic growth was fuelled by strong domestic demand in 2005. Consumer spending grew by 3.7% while housing construction advanced 1.8%. Business investment in machinery and equipment was up a strong 11.1%, partially offset by slower non-residential construction investment which declined by 0.8%. Despite a high Canadian dollar, Ontario exports increased for the second straight year in 2005, growing by 1.7% after a 5.3% advance in 2004.
      The following table provides a summary of major economic indicators for Ontario from 2001 to 2005. For the most recently available economic indicators, See “2. Economy — (2) Recent Economic Developments”.
Major Economic Indicators

						Average
						Annual
	Year ended December 31,					Rate of
						Growth
	2001	2002	2003	2004	2005	2001-2005

						(%)
	(in millions unless otherwise indicated)
Personal Expenditure on Consumer Goods and Services	$250,261	$264,488	$276,609	$288,945	$304,230	4.9
Government Expenditure on Goods and Services	87,206	92,844	100,842	105,256	111,646	6.3
Business Gross Fixed Capital Formation	70,520	72,717	74,911	79,768	84,598	4.4
Exports of Goods and Services	315,422	322,731	310,800	326,428	329,094	0.5
Imports of Goods and Services	267,797	275,265	270,408	284,620	296,631	1.6
Adjustment for Inventory Changes	-1,446	407	1,039	1,678	4,148	—
Statistical Discrepancy and Other Transactions	-461	-159	-576	153	573	—

Gross Domestic Product at Market Prices	453,701	477,763	493,219	517,608	537,657	4.1
Gross Domestic Product in Constant 1997 Prices	436,762	450,341	456,178	470,568	483,962	2.4
Gross Domestic Product Price Deflator (Index)	103.9	106.1	108.1	110.0	111.1	1.6
Personal Income (Ontario)	361,187	369,420	381,583	398,217	416,210	3.7
Personal Income (Canada)	876,471	898,843	932,486	979,012	1,027,733	4.1
Personal Income per Capita (July Population):
Ontario (in dollars)	30,358	30,525	31,118	32,071	33,141	2.2
Canada (in dollars)	28,254	28,651	29,438	30,604	31,819	3.0
Population (July in thousands):
Ontario	11,898	12,102	12,263	12,417	12,559	1.4
Canada	31,021	31,373	31,676	31,989	32,299	1.0

	Year ended December 31,
						Average
	2001	2002	2003	2004	2005	2001-2005

Consumer Price Index
(annual Change):
Ontario	3.1%	2.0%	2.7%	1.9%	2.2%	2.4%
Canada	2.6%	2.2%	2.8%	1.9%	2.2%	2.3%
Unemployment
(average annual Rate):
Ontario	6.3%	7.1%	6.9%	6.8%	6.6%	6.7%
Canada	7.2%	7.7%	7.6%	7.2%	6.8%	7.3%

Totals may not add due to rounding.
Sources: Ontario Ministry of Finance and Statistics Canada.
Personal Expenditure
      In 2005, personal expenditure on consumer goods and services, the largest component of GDP, increased 5.3% over 2004. From 2001 through 2005, personal expenditure increased at an average annual rate of 4.9%.
Government Expenditure
      Expenditure by the federal, provincial and municipal governments in Ontario (excluding transfer payments and subsidies) comprised 20.8% of provincial output in 2005.(1) From 2001 through 2005, government expenditure increased at an average annual rate of 6.3%.
Capital Expenditure
      In 2005, total capital expenditure was $97,653 million, or 18.2% of GDP, up 5.8% from $92,286 million in 2004. The major sources of total capital expenditure were housing (31.8%), trade, finance, commercial and information and cultural industries (27.5%), institutional services and government departments (15.3%), manufacturing (10.5%), transportation, warehousing and utilities (8.5%), primary and construction industries (4.9%) and professional, scientific and technical services (1.5%). From 2001 through 2005, total capital expenditure increased at an average annual rate of 4.7%.
      Business gross fixed capital formation in 2005 was $84,598 million. This accounted for 86.6% of total capital expenditure and 15.7% of GDP at current market prices.
Exports and Imports
      In 2005, Ontario’s exports of goods and services totaled $329,094 million, the equivalent of 61.2% of Ontario’s nominal GDP, of which 70.5% were international exports and 29.5% were interprovincial exports. By comparison, Ontario international exports represented 44.6% of Canada’s total exports. Ontario’s imports of goods and services totaled $296,631 million in 2005, resulting in a positive overall trade balance of $32,463 million.
      Ontario’s international goods exports include: motor vehicles and parts, which accounted for 44.1% of its total value of merchandise exports in 2005; capital equipment such as machinery, electrical and electronic goods, and scientific and professional equipment, which accounted for 20.5%; industrial materials such as steel, chemicals, plastics and rubber, which accounted for 19.2%; agricultural, forestry, energy and mining-related products, which accounted for 9.7%; and consumer goods such as furniture, drugs and clothing, which accounted for 4.2%.
      Ontario’s leading interprovincial exports include financial, insurance and real estate services, wholesale trade, food products, transportation equipment, chemicals and electrical equipment.

(1)	The National Income and Expenditure Accounts as produced by Statistics Canada defines government expenditure to exclude transfer payments and subsidies.

      Under the Free Trade Agreement (“FTA”), which came into force on January 1, 1989, tariffs between the United States and Canada were phased out entirely on January 1, 1999. The North American Free Trade Agreement (“NAFTA”) between Canada, Mexico and the United States, which came into effect on January 1, 1994, liberalizes trade with Mexico and improves on many of the provisions of the FTA. A bilateral free-trade agreement between Canada and Chile came into force on July 5, 1997. Canada-Chile agreement, which provides for the liberalization of trade and investment between the two countries, was negotiated to serve as an interim step to bridge Chile’s accession to NAFTA. In addition, a new World Trade Organization Agreement (“WTO”) (formerly the General Agreement on Trade and Tariffs) was implemented on January 1, 1995. It has resulted in a 40% reduction in average tariffs worldwide and makes major advances in rules governing trade in agriculture, services and intellectual property.
(2) Recent Economic Developments
      Real output in the Ontario economy grew by 0.2% (0.8% annualized) in the second quarter of 2006, measured in 1997 dollars, down from a 0.4% pace (1.4% annualized) in the first quarter of 2006. In current dollars, nominal GDP grew by 0.5% to reach an annualized level of $550.7 billion.
      Real economic growth in the second quarter was supported by a 1.5% increase in business investment and by Ontario consumer spending which grew by 0.9%. Final domestic demand increased by 0.7% (3.0% annualized) in real terms.
      Over the first ten months of 2006, Ontario employment is up by 96,400 jobs or 1.5%, compared to the same period in 2005. The unemployment rate was 6.4% in October.
      In September 2006, the Ontario Consumer Price Index (“CPI”) inflation rate was 0.2%.
Economic Outlook: 2006 to 2009
      The 2006 Ontario Economic Outlook and Fiscal Review, released on October 26, 2006, presented the forecast for the Ontario economy for 2006 to 2009. The economic forecast underlying the fiscal plan is intended to be prudent, taking into account external developments and continuing risks. The Ministry of Finance is projecting real GDP growth of 1.6% for 2006, 2.0% for 2007, 3.0% for 2008 and 3.1% for 2009. These projections are below the average private-sector forecast in every year. Ontario’s nominal GDP growth is expected to be 3.0% in 2006, followed by 3.7% in 2007, 4.7% in 2008 and 4.8% in 2009.
      Ontario’s CPI inflation rate is expected to average 1.9% in 2006. Ontario’s CPI inflation rate is expected to fall to 1.6% in 2007, reflecting lower energy prices, the impact of the 1% GST reduction and a gradual slowing in home-replacement costs. Once the impact of the GST cut no longer affects year-to-year prices changes and energy prices stabilize, CPI inflation is projected to rise to an average of 1.8% in both 2008 and 2009. Ontario’s unemployment rate is expected to trend down, declining from 6.3% in 2006 to 6.1% in 2009.
      External factors have a significant bearing on the performance of the Ontario economy and deviations from their projected path can cause the province’s growth to be slower or faster. As a result, the 2006 Ontario Economic Outlook and Fiscal Review is based on assumptions about key features of the external environment, including interest rates, oil prices, the exchange rate and the U.S. economy.
      The Canadian three-month treasury bill rate is projected to average 4.0% in 2006, 4.2% in 2007, 4.5% in 2008 and 4.6% in 2009. Ten-year Government of Canada bond yields are forecast to average 4.3% in 2006, 4.4% in 2007, 4.9% in 2008 and 5.2% in 2009. These interest rate assumptions are in line with private-sector forecasts. For planning purposes, crude oil prices are projected to average $67.50 US per barrel in 2006, easing to $65 US in 2007, $64 US in 2008 and $60 US in 2009. The exchange rate is forecast to average 88.5 cents US in 2006 and 89.0 cents US in 2007, 2008 and 2009.
      The strength and composition of the U.S. expansion are key determinants of the pace of growth in Ontario. The U.S. economy is Ontario’s largest export market. Economists project U.S. real GDP growth of 3.4 per cent in 2006, 2.6 per cent in 2007 and 3.1 per cent in 2008.

(3) Structure of the Economy
Secondary Industries
      Manufacturing. Ontario is Canada’s leading manufacturing province. In 2005, Ontario’s manufacturing volume of output (measured in 1997 dollars) totaled about $93 billion, or 50.5% of the national total. The contribution of manufacturing output to Ontario’s total GDP (measured in 1997 dollars) was 20.9%.
Manufacturing Real Gross Domestic Product
(Chained 1997 dollars)

	Year ended December 31,

	2001	2002	2003	2004	2005

	(in millions)
Transportation Equipment	$18,309	$18,781	$18,771	$20,029	$20,949
Machinery, Electrical, Electronics & Computer	14,014	13,600	13,528	14,049	15,592
Primary & Fabricated Metal	12,219	12,961	13,072	13,471	13,634
Food, Beverage & Tobacco	9,748	9,635	9,663	10,184	10,387
Chemicals, Petroleum & Coal Production	8,104	8,625	8,642	9,224	8,960
Plastics & Rubber	5,576	6,065	6,078	6,206	6,111
Paper and Wood	5,543	5,917	6,132	5,947	5,967
Printing	2,932	2,755	2,774	2,820	2,928
Non-Metallic Mineral Products	2,358	2,397	2,488	2,549	2,502
Furniture Products	2,862	2,820	2,794	2,889	3,046
Textiles, Clothing, Leather & Allied Product	2,026	1,865	1,726	1,616	1,445
Miscellaneous Manufacturing	1,574	1,736	1,718	1,711	1,768

Manufacturing Total(1)	$85,316	$87,281	$87,414	$90,749	$92,956

Source: Statistics Canada.

(1)	Totals may not add due to rounding and chained GDP data.
      Transportation equipment is Ontario’s largest manufacturing industry measured by output. In 2005, output in this sector totaled $20.9 billion, or 22.5% of total Ontario manufacturing output. Ontario accounts for about 93% of Canadian-manufactured motor vehicles, parts and accessories GDP, and 16.4% of North America’s motor vehicle assembly. Ontario’s international trade surplus in automotive products was $15.5 billion in 2005. Capital investment in Ontario’s transportation equipment industry totaled $3.2 billion in 2005 and capital investment intentions for 2006, according to the latest survey from Statistics Canada, are $3.2 billion.
      In 2005, 58.5% of Canada’s machinery, electrical, electronic and computer products were produced in Ontario. A number of firms with worldwide reputations in the design, manufacture and distribution of high technology products are based in the Province. Ontario manufacturers as a whole conducted $4.7 billion worth of industrial research and development in 2003, and accounted for 58.9% of total Canadian manufacturing industrial research and development.
      Construction. Ontario’s capital spending on construction includes buildings, roads and other facilities. Construction spending intentions, according to the latest survey from Statistics Canada, indicate an expected rise of 5.2% in 2006 to $53.5 billion. The highest increase is in business at 18.3%, followed by government and institutions at 6.4%. In 2006, capital spending intentions on housing construction constitutes the largest share, representing 52.8% of the total.

Ontario Construction Capital Expenditure

	Year ended December 31,

	2001	2002	2003	2004	2005	2006(1)

	(in millions)
Housing	$20,554	$23,387	$25,233	$27,471	$28,552	$28,252
Business	10,999	11,220	11,344	12,262	12,603	14,914
Government and Institutions	7,443	8,755	9,739	9,259	9,729	10,353

Total	$38,996	$43,362	$46,316	$48,992	$50,884	$53,518

Source: Statistics Canada.

(1)	2006 intentions.
Primary Industries
      Agriculture. Ontario has a large and highly diversified agricultural sector. Agricultural activity can be found in most areas of the Province, but production is concentrated in southwestern Ontario, which is located at roughly the same latitude as Northern California and has a climate moderated by the Great Lakes. Provincial agricultural production, based on farm cash receipts, was valued at $8.21 billion in 2005, or 25.7% of the Canadian total. Of this, total livestock receipts were $4.56 billion, and crop receipts were $3.65 billion.
Agricultural Production

	Year ended December 31,

	2001	2002	2003	2004	2005

	(in millions)
Agricultural Production(1)	$7,777	$7,880	$7,896	$7,936	$8,211

Source: Statistics Canada.

(1)	Farm cash receipts; excluding government program payments.
      Mining. Ontario’s value of mineral production was $7,215 million in 2005. Ontario accounted for 30.0% of Canadian mineral production in 2005, excluding oil and gas. The Province’s most important minerals in terms of 2005 value of production were: nickel, $2,116 million; gold, $1,227 million; copper $797 million, cement, $659 million; stone, $552 million and sand and gravel, $463 million. Ontario’s value of mineral production was more than $7 billion for the second year in a row due to higher prices for nickel and other metals.
Mineral Production

	Year ended December 31,

	2001	2002	2003	2004	2005

	(in millions)
Mineral Production	$5,635	$5,937	$5,690	$7,222	$7,215

Source: Natural Resources Canada.
     Forestry. Ontario has about 557,000 square kilometers of productive forestland representing 63% of Ontario’s total land area. Timber harvests amounted to approximately 25.2 million cubic meters in 2004. This supported various wood and paper industries in the Province whose value of shipments totaled $16.7 billion in 2005, and equaled 25.6% of the Canadian total.
Energy
      In 2003, the composition of Ontario’s primary energy consumption was: crude oil 30.8%, natural gas and liquids 34.8%, coal 15.1%, nuclear 6.5%, hydro-generated electricity 3.8%, biomass 2.5%, and net inflow of secondary energy 6.4%.

      Total primary energy consumption in 2003 was 3,435 Petajoules, an increase of 1.1% from 3,396 Petajoules in 2002. There were small declines in the use of crude oil and coal, and no change in the use of natural gas and natural gas liquids. Net secondary inflows increased from 165 Petajoules to 221 Petajoules. Secondary inflows consist mainly of automotive fuels of which Ontario is a net importer, plus adjustments such as inventory changes.
Service Sector
      The service sector is the largest component of Ontario’s economy, accounting for approximately 70% of Ontario’s GDP (measured in 1997 dollars) in 2005. Ontario has a modern and diversified services sector. It includes a wide variety of industries serving businesses, individuals and governments.
Services Producing Industries Real Gross Domestic Product
(measured in 1997 dollars)

	Year ended December 31,

	2001	2002	2003	2004	2005

	(in millions)
Finance, Insurance and Real Estate(1)	$55,999	$57,150	$58,064	$60,414	$62,481
Wholesale and Retail Trade	47,376	49,685	51,564	53,769	56,837
Professional, Scientific & Technical Services	20,996	21,335	21,756	22,034	22,280
Information and Cultural Industries	17,289	17,753	18,082	18,164	18,846
Transportation and Warehousing	16,615	16,637	16,735	17,358	17,944
Administrative & Other Support Services	9,635	10,576	11,040	11,279	11,574
Accommodation and Food Services	8,775	8,864	8,115	8,265	8,264
Arts, Entertainment and Recreation	3,774	3,834	4,010	4,018	4,010
Health Care and Social Assistance	21,699	22,233	23,127	23,715	24,131
Government Services	19,674	20,222	21,006	21,396	21,844
Educational Services	17,069	17,409	17,554	17,853	18,594
Owner-Occupied Housing	31,305	32,247	33,413	34,297	35,410
Other Services	9,433	9,843	9,919	10,049	10,202

Total(2)	$279,639	$287,788	$294,385	$302,610	$312,417

Source: Statistics Canada.

(1)	Excluding owner-occupied housing.

(2)	Totals may not add due to rounding.
      Finance, insurance and real estate are the largest component of Ontario’s service sector output. In 2005, Ontario’s share accounted for 48.9% of Canada’s finance, insurance and real estate output, the highest share of any province.
      Ontario’s sizable financial services sector is a by-product of the large number of head offices of industrial and financial companies located in the Toronto area. The Toronto Stock Exchange (“TSX”) is Canada’s premiere stock exchange with a value of trading of just over one trillion dollars in 2005.
      Ontario also has strong professional, scientific and technical services output, accounting for 48.5% of the Canadian total. Wholesale and retail trade help support the spending of business and consumers, including investment and imports. Ontario accounts for 43.9% of Canada’s wholesale and retail trade output and 42.7% of Canada’s information and cultural services.
(4) Labour Force
      From 2000 to 2005, Ontario’s labour force increased at an average annual rate of 2.2%, while Canada’s increased at an average annual rate of 1.8%. During 2005, the Ontario labour force averaged approximately 6.8 million persons. In 2005, the Ontario participation rate of 68.0% was 0.8 percentage points higher than the Canadian rate. Reflecting the industrial structure of the Province, 98.5% of employment was in the non-agricultural sector. The service sector, which has been a major source of employment growth, accounted for 74.4% of Ontario’s employment, while manufacturing and construction accounted for 22.8% and agriculture, utilities and other primary industries accounted for 2.8%. In 2005, the unemployment rate averaged 6.6%, 0.2 percentage points below the national average of 6.8%.
Labour Force

	2001	2002	2003	2004	2005

The Ontario Labour Force
Labour Force (thousands)	6,327.0	6,493.7	6,676.2	6,775.4	6,849.1
Employed (thousands)	5,926.2	6,031.4	6,213.2	6,316.5	6,397.7
Unemployment Rate (%)	6.3	7.1	6.9	6.8	6.6
Participation Rate(1) (%)	67.3	67.7	68.5	68.4	68.0
The Canadian Labour Force
Unemployment Rate (%)	7.2	7.7	7.6	7.2	6.8
Participation Rate(1) (%)	65.9	66.9	67.5	67.5	67.2

Source: Statistics Canada.

(1)	The percentage of working age population in the labour force.
Ontario Employment by Industry — 2005

	Thousands	% Of Total

Agriculture	93	1.5
Other Primary Industries	35	0.5
Manufacturing	1,064	16.6
Construction	395	6.2
Utilities	50	0.8
Service Sector	4,761	74.4

Total	6,398	100.0

Totals may not add due to rounding.
Sources: Statistics Canada and Ontario Ministry of Finance.
(5) Social Security System
      The Province provides a wide range of health care, social services and income security assistance to Ontarians. Until 1995-96, the Province received funding for health care from the Federal Government under the Established Programs Financing (“EPF”) arrangements. This national funding arrangement provided support for the provision of provincial health care programs as well as postsecondary education.
      The Province also provides income security assistance to individuals and families to replace earnings or provide income support. Until 1995-96, income supplementation related to defined needs was provided, when necessary, on a cost-shared basis with the Federal Government under the Canada Assistance Plan (“CAP”). In its 1995 budget, the Federal Government announced major cutbacks to social transfers to the provincial and territorial governments. Beginning in 1996-97, the EPF arrangements and CAP were replaced by the Canada Health and Social Transfer (“CHST”). Effective April 1, 2004, the CHST was split into two separate transfers: the Canada Health Transfer (“CHT”), designated specifically for health care; and the Canada Social Transfer (“CST”) for postsecondary education and social services. See “3. Public Finance — (3) Revenue — Federal Government Payments” below.

      The Federal Government also administers the Employment Insurance (“EI”) program, a national, contributory unemployment insurance scheme, and the Canada Pension Plan (“CPP”), a national, contributory earnings-related pension system. CPP benefits include retirement pensions, disability pensions, survivor benefits, orphans’ benefits and death benefits. In 2005, Ontario residents received about $12.4 billion in benefits from the CPP and about $4.3 billion in total benefits from EI. Both of these programs are financed through payroll taxes paid by employers and employees. The EI Account is included in the federal budget and is administered through a federal ministry. The CPP Account is separate from the federal budget, managed independently by the CPP Investment Board and invested in marketable and non-marketable securities.
      The Federal Government also provides universal and income-tested support for senior citizens through Old Age Security (“OAS”) pensions, the Guaranteed Income Supplement (“GIS”) program and Spouse’s Allowance. The Ontario government provides an income-tested supplement for seniors, the Guaranteed Annual Income System (“GAINS”), which is paid to GIS recipients with low incomes. In 2005, seniors in Ontario received a total of about $10.6 billion from these federal programs and about $100 million from GAINS.
      In addition, the federal and provincial governments provide cash transfers to families raising children. The federally administered Canada Child Tax Benefit (“CCTB”) and National Child Benefit (“NCB”) Supplement provide basic benefits to most families with children and targeted benefits to low-income families with children. In 2004 Ontario families received about $3.1 billion in benefits from these programs. The Ontario government provides children’s benefits through the Ontario Child Care Supplement (“OCCS”) for Working Families. The OCCS provides approximately $200 million annually in tax-free benefits to low- to middle-income working families with young children.
      The Ontario government and municipalities jointly share responsibility for providing income support to individuals and families whose income is insufficient to meet their basic needs. In 2005-06, the Province provided an estimated $4.9 billion through social assistance and related programs. Twenty per cent of the expenditure in respect of financial assistance for persons with disabilities and drug benefits for all recipients was recovered from municipalities in the same year.
(6) Government Responsibilities and Relationships
Constitutional Framework
      Canada is a federation and its constitution (“Constitution”) provides for a division of responsibilities between the federal and provincial governments. Each province and the Federal Government have supremacy within its respective sphere of assigned responsibilities. Jurisdiction over the establishment and operation of municipalities is granted exclusively to the provinces.
      The Federal Government is empowered to raise money by any mode or system of taxation. It has exclusive jurisdiction over such matters as the regulation of trade and commerce, currency and coinage, banks and banking, national defence, foreign affairs, postal services, railways and navigation, as well as those areas not exclusively assigned to the provinces. Each province has authority to raise revenue through direct taxation within the province. Areas of provincial constitutional authority include health care, education, social services, municipal institutions, property and civil rights and natural resources.
      The Constitution of Canada was amended in 1982. The Constitution Act, 1982 (“Constitution Act”) established a Charter of Rights and Freedoms and a procedure for amending the Constitution. Nothing in the Constitution Act diminishes the taxing or spending authority of the provinces.
Operational Framework
      Ontario administers its constitutional responsibilities through government ministries and provincially created bodies such as government-owned corporations (“Crown corporations”), agencies, boards, commissions, municipalities, school boards and hospital boards. The use of these quasi-independent bodies decentralizes the administration of provincial responsibilities. However, the Province has elected to centralize the financing of these bodies by retaining the major taxing and borrowing powers at the provincial level. Some municipalities borrow in their own names in various capital markets (See “4. Public Debt — (3) Consolidated Debt of the Ontario Public Sector” below) as did Ontario Hydro prior to its restructuring in April 1999 (See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below).
Implications for Provincial Financial Statements
      The provinces have been assisted with their responsibilities in areas such as health, postsecondary education and social assistance by transfer payment arrangements between the federal and provincial governments. Through these arrangements, the Federal Government provides revenues to provincial governments to finance programs under provincial jurisdiction.
      Federal-provincial funding arrangements create extensive financial interrelationships between the Province, the Federal Government and provincially-created bodies. These financial interrelationships are important in understanding the revenue, expense and financing activity of the Province. For example, in fiscal 2006-07, approximately 16.1% of the Province’s revenue is expected to come from the Federal Government.
      Investing in provincially-created bodies has an impact on the reporting of assets. As at March 31, 2006, approximately 36.2% (2005, 29.8%) of the Financial Assets of the Province could be attributed to these intermediary activities. (See “4. Public Debt — (2) Assets and Liabilities” below).

3. PUBLIC FINANCE

(1)	Financial Reporting
      Annually, the Province publishes its Public Accounts, which include the Annual Report and Consolidated Financial Statements for the fiscal year ended March 31, together with ministry statements, detailed schedules of ministry expenses, financial statements of significant provincial corporations, boards and commissions that are part of the government reporting entity and other miscellaneous financial statements. The Auditor General of Ontario examines the Public Accounts of the Province and provides an opinion on the Consolidated Financial Statements to the Legislative Assembly. In addition, the Auditor General of Ontario is required to submit an annual report to the Legislative Assembly.
Summary of Significant Accounting Policies
Basis of Accounting
      The Consolidated Financial Statements are prepared in accordance with the accounting principles for governments recommended by the Public Sector Accounting Board (“PSAB”) of the Canadian Institute of Chartered Accountants (“CICA”) and, where applicable, the recommendations of the Accounting Standards Board (“AcSB”) of the CICA.
Reporting Entity
      The Consolidated Financial Statements report the activities of the Consolidated Revenue Fund combined with those organizations that are controlled by the government as defined in PSAB standards.
      Commencing April 1, 2005 public hospitals, specialty psychiatric hospitals, school boards, school authorities and colleges, collectively referred to as the “Broader Public Sector (BPS) organizations”, are included in the government reporting entity under the revised PSAB accounting standard. The BPS organizations are consolidated on a sector basis in the financial statements.
      Other organizations that are controlled by the Province are individually consolidated provided they meet one of the following criteria: i) their revenues, expenses, assets or liabilities are greater than $50 million, or ii) their outside sources of revenues, deficit or surplus are greater than $10 million.
      The activities of smaller organizations that do not meet the above criteria are reflected in the financial statements through the accounts of the ministries responsible for them. Trusts administered by the government on behalf of other parties are excluded from the reporting entity.
Principles of Consolidation
      Government organizations, except for government business enterprises and broader public sector organizations, are consolidated on a line-by-line basis with the Consolidated Revenue Fund in the Consolidated Financial Statements. Where necessary, adjustments are made to present the accounts of these organizations on a basis consistent with the accounting policies described below, and to eliminate significant inter-organization accounts and transactions.
      Government business enterprises are defined as those government organizations that i) have the financial and operating authority to carry on a business, ii) have as their principal activity and source of revenue the selling of goods and services to individuals and non-government organizations and iii) are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity. The activities of government business enterprises are recorded in the financial statements using the modified equity method. Under this method, their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their combined net income is shown as a separate item, Income from Investment in Government Business Enterprises, on the Consolidated Statement of Operations. Government business enterprises are reported in accordance with the accounting principles generally accepted for business enterprises.
      Broader Public Sector organizations are recorded in the financial statements using the modified equity method. Under the modified equity method, their combined net assets are included in the

Consolidated Statement of Financial Position as Net Assets of Broader Public Sector Organizations. Their combined net expenses, that is, the total annual expenses of all BPS organizations net of revenues they receive from sources other than the Province, are included on a sector basis in Expenses on the Consolidated Statement of Operations. The combined net expenses of hospitals are included with Health expenses, school board net expenses are included with Education expenses, and college net expenses are included in Training, Colleges and Universities expenses in the Consolidated Statement of Operations. Significant gains and losses resulting from inter-organizational transactions occurring from within the government reporting entity are eliminated upon consolidation. BPS organizations are reported in accordance with the accounting principles generally accepted for their sector, except that the school boards sector has been adjusted to a full accrual basis of accounting upon consolidation.
Measurement Uncertainty
      Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when it is reasonably possible that there could be a material variance between the recognized amount and another reasonably possible amount.
      Measurement uncertainty in the financial statements and notes thereto exists in the valuation of the power purchase contracts, the accruals for pensions and other employee future benefits obligations, the value of tangible capital assets, and the accruals for personal income and corporations tax revenues.
      The nature of the uncertainty in the valuation of the power purchase contracts arises from fluctuations in market prices that would impact this liability. The uncertainty related to pensions and other employee future benefits accruals arises because actual results may differ significantly from the Province’s best estimate of expected results (for example, difference between actual results and actuarial assumptions regarding return on investment of pension fund assets and health care cost trend rates for retiree benefits). Uncertainty in the value of tangible capital assets exists because estimates of historical cost are used when actual cost is unknown and because of differences between estimated useful lives and actual useful lives. Uncertainty related to the accrual for personal income tax and corporations tax revenues arises because of the possible differences between the estimated and actual economic growth and the impact of future tax assessments on taxes receivable.
      Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available.
Revenues
      Revenues are recognized in the fiscal year that the events giving rise to the revenues occur and they are earned. Amounts received prior to the end of the year, which relate to revenues that will be earned in a subsequent fiscal year, are deferred and reported as liabilities.
Expenses
      Expenses are recognized in the fiscal year that the events giving rise to the expense occur and resources are consumed. Expenses include:

•	The incurrence of liabilities for goods or services consumed,

•	Transfer payments authorized and owing to recipients,

•	Interest accruing on debt,

•	Pension and other employee future benefits,

•	The amortization of tangible capital assets, and

•	Losses in the value of assets.
      Transfer payments are recognized in the year during which the payment is authorized, all eligibility criteria are met and a reasonable estimate of the amount can be made.
      Interest on Debt includes the following: i) interest on outstanding debt net of interest income on investments and loans; ii) amortization of foreign exchange gains or losses; iii) amortization of debt discounts, premiums and commissions; iv) amortization of deferred hedging gains and losses; and v) servicing and other costs.
      Employee future benefits such as pensions, other retirement benefits and entitlements upon termination are recognized as expenses over the years in which the benefits are earned by employees. These expenses are the government’s share of the cost of benefits including the current year’s cost of benefits, interest on the net benefits liability or surplus, amortization of actuarial gains or losses, cost of or gain on plan amendment and other adjustments.
      Other employee future benefits are either recognized in the period the event that obligates the government occurs or when the benefits are earned and accumulated by employees.
      The costs of buildings and transportation infrastructure owned by the Province are amortized and recognized as expenses over their estimated useful lives on a straight-line basis. Amortization of tangible capital assets owned by government organizations consolidated in the financial statements is also included in expenses.
      The Province is phasing in the implementation of PSAB recommendations on tangible capital assets. Consequently, the costs of acquisition of other tangible capital assets owned by the Province, such as furniture and vehicles, are recorded as expenses. Also, for significant capital leases entered into by the Province, an amount equal to the present value of the minimum lease payments required over the term of the lease continues to be recorded as an expense at the inception of the lease, with an offsetting liability recorded for the lease obligation.
Liabilities
      Liabilities are recorded to the extent that they represent present obligations of the government to outside parties as a result of events and transactions occurring prior to the end of the fiscal year. The settlement of liabilities will result in sacrifice of economic benefits in the future.
      Liabilities include probable losses on loan guarantees issued by the government, and contingencies when it is likely that a loss will be realized and the amount can be reasonably determined.
      Liabilities also include obligations to government business enterprises.
Debt
      Debt is comprised of treasury bills, commercial paper, medium and long-term notes, savings bonds, debentures and loans.
      Debt denominated in foreign currencies that has been hedged is recorded at the Canadian dollar equivalent using the rates of exchange established by the terms of the hedge agreements. Other foreign currency debt, liabilities and assets are translated to Canadian dollars at year-end rates of exchange and any exchange gains or losses are amortized over the remaining term to maturity.
      The Province uses derivative financial instruments (derivatives) for the purposes of minimizing interest costs and to manage risk. The Province does not use derivatives for speculative purposes. Derivatives are financial contracts, the value of which is derived from underlying instruments. Gains or losses arising from derivative transactions are deferred and amortized over the remaining life of the related debt issue.
Pensions and Other Employee Future Benefits
      The liabilities for pensions and other employee future benefits are calculated on an actuarial basis using the government’s best estimates of future inflation rates, investment returns, employee salary levels and other underlying assumptions, and where applicable, the government’s borrowing rate. When actual plan experience of pensions, other retirement benefits and termination pay differs from that expected, or when assumptions are revised, actuarial gains and losses arise. These gains and losses are amortized over the expected average remaining service life of plan members.
      The liabilities for Employee Future Benefits such as pensions, other retirement benefits and termination pay represent the government’s share of the actuarial present values of benefits attributed to services rendered by employees and former employees, less its share of the assets of the plans. In addition, the liability includes the Province’s share of the unamortized balance of actuarial gains or losses, and other adjustments primarily for differences between the fiscal year-ends of the pension plans and the Province.
Assets
      Assets are resources controlled by the government from which it will derive future benefits. Assets are recognized in the year the events giving rise to the government’s control of the benefit occur.
Financial Assets
      Financial assets are resources that can be used to discharge existing liabilities or finance future operations. They include cash, temporary investments, accounts receivable, loans receivable, advances, and investments in government business enterprises.
      Temporary investments are recorded at the lower of cost or fair value.
      Accounts receivables are recorded at cost. Valuation allowances are made when collectibility is considered doubtful.
      Loans receivable with significant concessionary terms are considered in part as grants and are recorded on the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan. The amount of the loan discount is amortized to revenue over the term of the loan. Loans receivable include amounts owing from government business enterprises.
      Investment in Government Business Enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.
Net Assets of Broader Public Sector Organizations
      The net assets of the broader public sector (BPS) organizations are comprised of tangible capital assets and financial assets of BPS organizations net of their liabilities. While the assets of BPS organizations are consolidated, they are owned, managed and operated by members of the BPS organizations. Tangible capital assets of hospitals and colleges are recorded at historical cost in their financial statements. Although school boards do not presently record tangible capital assets in their financial statements, their financial information has been adjusted upon consolidation to recognize the estimated historical cost of their land and building assets.
Tangible Capital Assets
      Tangible capital assets are recorded at historical cost. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development but excludes interest. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting.
      As the Province is phasing in the implementation of PSAB recommendations on provincially owned tangible capital assets, the following categories are included under tangible capital assets and recorded at historical cost: land, buildings and transportation infrastructure owned by the Province; and all tangible capital assets owned by government organizations that are consolidated in the financial statements. The remaining other tangible capital assets comprised primarily of leased assets, computers, equipment, vehicles and furniture are expensed as acquired. The Province intends to apply PSAB’s recommendations on the remaining other tangible capital assets in 2008-09.
      Maintenance and repair costs are recognized as an expense when incurred. Betterments or improvements that significantly increase or prolong the service life or capacity of a tangible capital asset are capitalized.
Trust Funds
      Trust funds that have been deposited into the Consolidated Revenue Fund are included in Other Liabilities on the Consolidated Statement of Financial Position.

The Budget
      Traditionally, a Budget is tabled each year by the Ontario Minister of Finance in the Legislative Assembly, setting out the expense and revenue forecast for activities to be undertaken for Provincial purposes. In addition, a publication entitled “Ontario Finances” provides a quarterly update to reflect in-year developments, budget performance and policy actions and the “Ontario Economic Outlook and Fiscal Review” traditionally provides a more comprehensive update of second quarter numbers.
(2) Fiscal Position
      The following table provides an overview of the Province’s revenue and expense for each of the fiscal years in the five-year period ending March 31, 2006 plus the current outlook for 2006-07 as presented in the 2006 Ontario Economic Outlook and Fiscal Review. Beginning with the 2006 Ontario Budget, the presentation of expense changed to provide details on a total expense basis, rather than differentiating between operating and capital expense. This change in presentation is consistent with Public Sector Accounting Board principles.
Ontario’s Fiscal Position

						Current	Rate of Growth
					Actual	Outlook(1)	2005-06 to
	2001-02	2002-03	2003-04	2004-05	2005-06	2006-07	2006-07

							(%)
	(in millions)
Revenue
Taxation Revenue	$48,025	$49,551	$49,148	$55,975	$59,917	$61,559	2.7
Government of Canada	7,754	8,894	9,893	11,882	13,251	14,038	5.9
Income from Investment In Government Business Enterprises	3,345	3,942	3,070	3,578	4,308	3,920	(9.0)
Other Revenue	7,410	6,504	6,289	6,406	6,749	7,527	11.5

Total Revenue	66,534	68,891	68,400	77,841	84,225	87,044	3.3

Expense
Programs(2)	55,822	59,080	64,279	70,028	74,908	78,789	5.2
Interest on Debt	10,337	9,694	9,604	9,368	9,019	9,204	2.1

Total Expense(2)	66,159	68,774	73,883	79,396	83,927	87,993	4.8

Surplus/(Deficit) Before Reserve	375	117	(5,483)	(1,555)	298	(949)	n/a
Reserve	—	—	—	—	—	1,000	n/a
Surplus/(Deficit)	$375	$117	$(5,483)	$(1,555)	$298	$(1,949)	n/a

Source: Ontario Ministry of Finance.

Note:	Starting in 2005-06, the Province’s financial reporting was expanded to include hospitals, school boards and colleges of applied arts and technology using one-line consolidation. Total expense prior to 2005-06 has not been restated to reflect expanded reporting.

(1)	Second-quarter fiscal forecast as at September 30, 2006.

(2)	Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expense in the year of acquisition or construction. All capital assets owned by consolidated organizations are accounted for on a full accrual basis.
Fiscal Outlook 2006-07
      As at September 30, 2006, Ontario is projecting a deficit of $1,949 million for 2006-07. This represents an in-year improvement of $401 million from the deficit target of $2,350 million set out in the 2006 Ontario Budget. The current 2006-07 fiscal outlook maintains a $1,000 million reserve to protect the fiscal plan against unexpected and adverse changes in the economic and fiscal outlook. If the reserve is not required by the end of the fiscal year, the deficit is projected to be $949 million.
      The 2005-06 Actual and 2006-07 current outlook presented below are from material presented in the 2006 Ontario Economic Outlook and Fiscal Review.
Fiscal Summary

		Current
	Actual	Outlook
	2005-06	2006-07(1)

	(in billions)
Revenue	$84.2	$87.0
Expense
Programs	74.9	78.8
Interest on Debt	9.0	9.2

Total Expense	83.9	88.0
Surplus/(Deficit) Before Reserve	0.3	(0.9)
Reserve	—	1.0
Surplus/(Deficit)	$0.3	$(1.9)

Source: Ontario Ministry of Finance.

(1)	Second-quarter fiscal forecast as at September 30, 2006.
Revenues
      Total revenue is projected at $87,044 million in 2006-07, up $2,818 million or 3.3% from the estimate for 2005-06. About 60 per cent of the increase, or $1,642 million, is due to higher taxation revenues driven by economic growth, most significantly Personal Income Tax and Retail Sales Tax. $778 million of the revenue increase is due to higher projected non-tax revenue largely from sales and rentals. $787 million of the increase is due to higher federal transfer payments while income from government enterprises is projected to decline by $389 million.
      Personal Income Tax (“PIT”) revenue in 2006-07 is projected to increase by $1,280 million, or 6.1%. This increase is due to wage and salary growth of 4.3 per cent in 2006 and 4.1 per cent in 2007 and adjustments with respect to prior years’ PIT revenues which raised 2006-07 PIT revenues relative to 2005-06.
      Retail Sales Tax (“RST”) revenue is expected to increase by $611 million or 3.9% in 2006-07 reflecting projected growth in retail sales of 4.2% in 2006.
      Corporations Tax (“CT”) revenue in 2006-07 is projected to decrease by $399 million or 4.0% from 2005-06.This is based on a projected decline in pre-tax corporate profits of 1.0% in 2006 and adjustments with respect to prior years’ CT revenues that lowered 2006-07 revenues relative to 2005-06.
      Ontario Health Premium revenue is expected to increase $191 million or 8.1% to $2.5 billion in 2006-07 reflecting projected personal income growth of 4.6%. in 2006.
      Employer Health Tax is expected to increase by $102 million or 2.4% in 2006-07 based largely on projected wages and salaries growth of 4.3% in 2006.
      Revenue from all other taxation revenue sources combined is expected to decrease by $143 million, or 2.1% largely due to the decline in Electricity Payments-In-Lieu of Taxes from Ontario Power Generation Inc. (“OPG”) as a result of the three year extension and initial lowering of the transitional revenue limit on most of OPG’s unregulated output, as well as electricity price and demand projections based on normal weather conditions after the unusually warm summer in 2005.
      Federal payments are expected to rise by $787 million or 5.9% in 2006-07. This increase is mainly due to increased health and social transfers as well as Ontario’s share of Government of Canada transfers to all provinces and territories under the federal trusts announced in the 2006 federal budget and confirmed by the recently released federal financial results for 2005-06. The 2006-07 forecast for federal payments also includes funding under the 2005 Canada-Ontario Agreement.
      Income from Investment in Government Business Enterprises is expected to decrease by $389 million in 2006-07, or 9.0%. This is due mainly to a decrease in projected net incomes from the Ontario Lottery and Gaming Corporation (“OLGC”), and the combined incomes of OPG and Hydro One Inc. (“Hydro One”). The OLGC decline is largely due to continued competitive pressures on border casinos. The combined OPG and Hydro One decrease is due to higher-than-expected net income in 2005-06, which was the result of higher electricity prices and demand during the unusually hot summer. In addition, OPG net income is also expected to decline as a result of the government’s strategic decision to improve electricity price stability for Ontario electricity consumers by extending for three years, and initially lowering, the revenue limit on most of OPG’s unregulated output.
      Other Non-Tax Revenue is expected to rise by $778 million, or 11.5% in 2006-07. This is due primarily to a $573 million increase in sales and rentals revenue reflecting the expected gross amount of the Province’s share of proceeds related to the Teranet Income Fund initial public offering announced on June 16, 2006 and reflected in the 2006 Ontario Economic Outlook and Fiscal Review. Other factors include higher reimbursements from municipalities related to provincial expenditures on social services and an increase in royalties following a one-time $70 million retroactive reduction in 2005-06 Crown stumpage fees to assist the forestry sector.
Expense
      Total expense for 2006-07 is projected to be $87,993 million, an increase of $4,066 million from the 2005-06 actual results of $83,927 million. This increase in expense is primarily due to higher levels of spending on health care, education, postsecondary education and social services as well as higher interest-on-debt expense.
(3) Revenue
Overview
      The following table sets forth historical revenue information for each of the fiscal years in the five-year period ended March 31, 2006 and 2006-07 forecast information presented in the 2006 Ontario Budget and updated in the 2006 Ontario Economic Outlook and Fiscal Review.
      Total revenue in fiscal 2006-07 is projected to be $87,044 million. Tax revenue is projected at $61,559 million or 70.7% of total revenue. Federal transfers, at $14,038 million, are 16.1% of total revenue. Income from Investment in Government Business Enterprises is projected to be $3,920 million, 4.5% of total revenue. All Other Non-Tax Revenues are projected to be $7,527 million, 8.6% of total revenue.

Ontario’s Revenue

						Current	% of Total
					Actual	Outlook	Revenue
	2001-02	2002-03	2003-04	2004-05	2005-06	2006-07(1)	2006-07

	(in millions)
Taxation Revenue
Personal Income Tax	$19,097	$18,195	$18,301	$19,320	$21,041	$22,321	25.6
Retail Sales Tax	13,803	14,183	14,258	14,855	15,554	16,165	18.6
Corporations Tax	6,646	7,459	6,658	9,883	9,984	9,585	11.0
Employer Health Tax	3,502	3,589	3,753	3,886	4,197	4,299	4.9
Ontario Health Premium	—	—	—	1,737	2,350	2,541	2.9
Gasoline & Fuel Taxes	2,851	2,988	2,945	3,004	3,010	3,045	3.5
Tobacco Tax	703	1,183	1,350	1,453	1,379	1,405	1.6
Land Transfer Tax	665	814	909	1,043	1,159	1,125	1.3
Electricity
Payments-In-Lieu of Taxes	387	711	627	511	951	790	0.9
Other Taxation	371	429	347	283	292	283	0.3

	48,025	49,551	49,148	55,975	59,917	61,559	70.7
Government of Canada
Canada Health and Social Transfer (CHST)	5,831	7,346	7,345	—	—	—	—
Canada Health Transfer (CHT)	—	—	—	5,640	7,148	7,619	8.8
Canada Social Transfer (CST)(2)	—	—	—	2,912	3,324	3,420	3.9
CHST Supplements	380	191	577	775	584	—	—
Other Federal Payments	1,543	1,357	1,971	2,555	2,195	2,999	3.4

	7,754	8,894	9,893	11,882	13,251	14,038	16.1
Income from Investment In Government Business Enterprises	3,345	3,942	3,070	3,578	4,308	3,920	4.5

Other Revenue
Reimbursements	1,592	1,111	1,206	1,241	1,295	1,358	1.6
Electricity Debt Retirement Charge	—	889	1,000	997	1,021	1,027	1.2
Vehicle and Driver Registration Fees	941	982	985	976	763	1,021	1.2
Power Sales	815	635	510	610	779	988	1.1
Other Fees and Licences	474	606	594	506	550	556	0.6
Liquor Licence Revenue	530	530	488	489	516	453	0.5
Net Reduction of Power Purchase Contract Liability	—	161	104	236	396	412	0.5
Sales and Rentals	344	560	532	352	465	969	1.1
Royalties	224	304	248	278	191	243	0.3
Miscellaneous Other Non-Tax Revenue	2,490	726	622	721	773	500	0.6

	7,410	6,504	6,289	6,406	6,749	7,527	8.6
Total Revenue	$66,534	$68,891	$68,400	$77,841	$84,225	$87,044	100.0

Source: Ontario Ministry of Finance.
Totals may not add due to rounding.

(1)	Second-quarter fiscal forecast as at September 30, 2006.

(2)	Includes 2005 federal budget additional Early Learning and Child Care revenues of $272 million in 2005-06 and $254 million in 2006-07.
Taxation
      The Constitution provides for a division of taxation authority between the federal and provincial governments. Local governments derive their taxing powers from the Province. In accordance with its policy of centralized financing, the Province has delegated its taxing powers respecting real property taxes to local governments.
      Personal Income Tax. Ontario and the Federal Government impose a personal income tax (“PIT”) on individuals resident in Ontario. This tax is the Province’s largest single source of revenue.
      Ontario basic PIT is calculated as a percentage of taxable income. It is collected by the Federal Government on Ontario’s behalf. The tax rates for 2006 are as follows: 6.05% of the first $34,758 of taxable income plus 9.15% of the portion of taxable income between $34,758 and $69,517, plus 11.16% of the portion of taxable income over $69,517. Ontario non-refundable tax credits are provided to recognize individual and family circumstances (e.g., basic amount, spouse, medical expenses), at the rate of 6.05% in 2006 (and 11.16% for charitable donations in excess of $200), before calculating the provincial surtax or Ontario Tax Reduction.
      Ontario also applies a surtax on taxpayers with higher incomes. For the 2006 taxation year, the surtax is equal to 20% of basic Ontario PIT in excess of $4,016, plus an additional 36% of basic Ontario PIT in excess of $5,065. For taxpayers with low or moderate incomes, the Ontario Tax Reduction reduces or eliminates Ontario PIT.
      The Ontario Health Premium (“OHP”) is payable by individuals resident in Ontario on the last day of their taxation year and is based on taxable income. There are five OHP levels, with phase-in rates between levels. No one with taxable income of $20,000 or less pays the OHP. For 2006, the initial OHP level of $300 is phased in at the rate of 6% of taxable income in excess of $20,000, reaching the full amount at a taxable income of $25,000. The increase to the second OHP level of $450 is phased in at a rate of 6% of taxable income from $36,000 to $38,500. Each subsequent increase to the next OHP level is phased in at the rate of 25% over the first $600 of taxable income in the range. The maximum annual OHP amount of $900 is reached at a taxable income of $200,600.
      Retail Sales Tax. Ontario applies an 8% retail sales tax on the purchase of most tangible personal property and certain services. For admission fees to a place of amusement that exceed $4.00 and alcoholic beverages sold at licensed establishments the rate is 10%. Alcoholic beverages sold through retail outlets are taxed at 12%. On transient accommodation, the rate is 5%. Insurance premiums are generally taxed at 8%; however, individual life and health insurance premiums are exempt. The sales tax on motor vehicle insurance premiums and on repairs and replacements made under warranty was eliminated as of April 1, 2004. There are a number of exemptions from retail sales tax, including those for basic groceries, prescription drugs, energy, children’s clothing, farm equipment, farm building materials and production machinery and equipment.
      Under the Retail Sales Tax Act, the Tax for Fuel Conservation is applied to the purchase or lease of a new passenger vehicle or sport utility vehicle and is based on the highway fuel efficiency rating of the vehicle. Trucks, buses and vans are not subject to this tax. The tax applies to all passenger vehicles with a highway fuel efficiency rating of 6.0 or more litres of gasoline or diesel fuel per 100 kilometres and all sport utility vehicles with a highway fuel efficiency rating of 8.0 or more litres of gasoline or diesel fuel per 100 kilometres, and increases as fuel efficiency of the vehicle declines. A $100 tax credit is given to the purchaser of a new passenger car with a highway fuel consumption rating of less than 6.0 litres of gasoline or diesel fuel per 100 kilometres.
      Corporate Income Tax. The Province taxes corporate income allocated to Ontario. The general corporate income tax rate is 14% and the M&P tax rate is 12%. The M&P tax rate is the tax rate on income from manufacturing and processing, mining, logging, fishing and farming.
      The tax rate for small businesses is 5.5%. The income threshold for this special rate is $400,000.
      Ontario provides assistance for scientific research and experimental development (“SR&ED”) activities through: (1) a 10% refundable innovation tax credit for qualified SR&ED expenses; (2) a full deduction for qualified expenses in the year they are incurred; (3) a 20% refundable tax credit for SR&ED done through specified research institutions; and (4) a tax exemption for the federal SR&ED investment tax credit that relates to SR&ED incurred in Ontario.
      Ontario provides a number of refundable tax credits on expenses for certain other corporate activities carried out in Ontario: a 25% to 30% apprenticeship tax credit for hiring qualifying apprentices (effective May 19, 2004), a 10% to 15% co-operative education tax credit for hiring qualifying co-op students; a 30% book publishing tax credit; a 20% computer animation and special effects tax credit; a 30% tax credit for producing domestic film and television productions (40% for first-time producers), with an additional 10% bonus for qualifying regional productions; an 18% film and television production services tax credit for foreign-based and non-certified domestic productions; a 20% to 30% interactive digital media tax credit; and a 20% sound recording tax credit.

      The tax credit rate for domestic film and television productions increased from 20% to 30% effective January 1, 2005 to December 31, 2009. The 10% regional bonus continues and first-time producers are eligible for an enhanced rate of 40%. Also, the tax credit rate for foreign-based and non-certified domestic film and television productions increased from 11% to 18% effective January 1, 2005 to March 31, 2007. A 3% regional bonus was eliminated effective January 1, 2005.
      Ontario also provides additional deductions from income equal to 30% of the capital cost of pollution control equipment and also for the acquisition of new school buses purchased before January 1, 2006.
      Corporations or a group of associated corporations with total assets over $5 million or gross revenues over $10 million are subject to a corporate minimum tax (“CMT”). The CMT is applied at a rate of 4% on accounting income less certain deductions, such as dividend income. The CMT is reduced by regular corporate income tax payable in the year.
      Insurance Premiums Tax. Insurance companies pay a 2% tax on net premiums in respect of accident, sickness and life insurance for persons resident in Ontario. A 3% tax is levied on net premiums in respect of property and any other contract of insurance in Ontario. Contracts in respect of property insurance also bear an additional 0.5% tax on net premiums. A 2% premiums tax is also payable by employers in respect of uninsured benefit arrangements.
      Life insurance companies are subject to a special additional tax of 1.25% on taxable paid-up capital in Ontario. The first $10 million in paid-up capital is exempt from tax. This tax is reduced by regular income tax and any corporate minimum tax payable in the year.
      Capital Tax. The Province levies a capital tax on paid-up capital allocated to Ontario. Insurance companies do not pay this tax. The general capital tax rate is 0.3%. Deposit-taking financial institutions are subject to a capital tax of 0.6% on the first $400 million of taxable capital and 0.9% on taxable capital in excess of $400 million. Non-deposit taking financial institutions are subject to a capital tax of 0.6% on the first $400 million of taxable capital and 0.72% on taxable capital in excess of $400 million. Ontario credit unions, Caisses Populaires and family farm/fishing corporations are exempt from capital tax. Regular corporations and financial institutions are entitled to a $7.5 million deduction from taxable capital in 2005 and $10 million in 2006.
      The 2004 Ontario Budget announced a plan to gradually eliminate the capital tax by 2012. Starting January 1, 2005, the $5 million deduction from taxable capital will be increased by $2.5 million each year until the deduction reaches $15 million on January 1, 2008. Starting January 1, 2009, capital tax rates will be reduced each year until the capital tax is fully eliminated on January 1, 2012.
      The 2006 Ontario Budget built on the government’s original plan by accelerating the capital tax rate cut. Effective January 1, 2007 every corporation still paying capital tax will have its rate in effect for 2006 reduced by 5% — two years earlier than the first scheduled rate cut under the original plan. On January 1, 2009, capital tax rates that were in effect for 2006 will be further reduced by 20%. In the remaining years, capital tax rates that were in effect for 2006 will be further reduced by 25% annually until capital tax is eliminated in 2012.
      A capital tax credit is available to financial institutions that make eligible capital investments in or provide low interest rate loans to Ontario small businesses.
      Mining Tax. The Mining Tax Act levies a tax on profits from the extraction of minerals in Ontario. The tax is levied on the operator’s profit in excess of $500,000. Effective January 1, 2004, the mining tax rate is 10%. There is a three-year or $10 million profit exemption available to new or expanded mines. To assist mines in remote areas of the Province, the three-year exemption is extended to ten years for new remote mines. As well, the profits from remote mines are taxed at a rate of 5% after the 10-year or $10 million profit exemption.
      Employer Health Tax. Ontario levies a payroll tax on Ontario remuneration. Employers with total annual Ontario remuneration of $200,000 or less calculate tax payable at a rate of 0.98%; employers with total annual Ontario remuneration between $200,000 and $400,000 calculate this tax at graduated rates between 0.98% and 1.95%; and employers with total annual Ontario remuneration in excess of $400,000 calculate tax at a rate of 1.95%. A tax exemption is provided for the first $400,000 of total annual Ontario remuneration of private-sector employers.
      Land Transfer Tax. Ontario levies a land transfer tax on the value of consideration of most registered conveyances and unregistered dispositions of beneficial interest in land in Ontario. The land transfer tax applies at graduated rates ranging from 0.5% on the value of consideration of $55,000 or less, 1.0% on the value of consideration between $55,000 and $250,000 and 1.5% on the value of consideration exceeding $250,000. Where the value of consideration exceeds $400,000 and the property contains one or two single-family residences, there is an additional 0.5% (in addition to the 1.5%) tax levied on the amount exceeding $400,000. As part of the 2000 Budget, the land transfer tax refund program for first-time buyers of newly constructed homes was made permanent. Eligible purchasers are entitled to a refund of up to $2,000 under the program.
      Other Significant Taxes. Taxes are applied to the purchases of gasoline (Gasoline Tax Act) and use of diesel fuel (Fuel Tax Act). The taxes apply to gasoline and diesel fuel used in on-road motor vehicles and certain off-road uses (i.e. recreational boats, snowmobiles, lawn mowers). Under the Gasoline Tax Act, the tax rate for gasoline is 14.7 cents per litre; 4.3 cents per litre for propane; and 2.7 cents per litre for fuel used to power aircraft. Under the Fuel Tax Act, the tax rate for diesel fuel is 14.3 cents per litre and 4.5 cents per litre for diesel fuel used to power railroad locomotives.
      Tobacco Tax. Since February 1, 2006, Ontario’s tobacco tax rate is 12.35 cents per cigarette or per gram or part gram of cut tobacco. The tax on cigars is 56.6% of the retail price.
      Race Tracks Tax. Ontario also levies a racetracks tax on wagers on horse races at 0.5% on all bets.
Federal Government Payments
      Approximately 16.1% of the Province’s revenue in fiscal 2006-07, or $14,038 million, will be received through cash payments from the Federal Government. These payments increased by $787 million, from $13,251 million in 2005-06. Federal payments are intended to assist the Province in providing necessary services in areas of provincial jurisdiction.
      Canada Health Transfer (“CHT”) and Canada Social Transfer (“CST”). The largest cash transfers from the Federal Government, in the form of CHT and CST payments, are to assist the Province in providing health care, postsecondary education and other social programs. In fiscal year 2005-06, CHT and CST payments to Ontario were $10,472 million, including $7,148 million in CHT and $3,324 million in CST. An additional $584 million in CHST Supplements was also received in 2005-06. In 2006-07, CHT and CST payments to Ontario are expected to total $11,039 million, including $7,619 million in CHT and $3,420 million in CST.
      The CHT and CST were created April 1, 2004, when the Government of Canada split the Canada Health and Social Transfer (“CHST”) into two separate transfers: the CHT, designated specifically for health care, and the CST for postsecondary education and social programs. The CHST was a block fund contribution by the Federal Government in respect of social programs under the Federal-Provincial Fiscal Arrangements Act. It replaced both the Established Programs Financing (“EPF”) and Canada Assistance Plan (“CAP”) in 1996-97. To receive the CHST cash contribution, provinces must comply with the Canada Health Act and may not impose a residency requirement in determining eligibility for social assistance.
      CHT and CST total entitlements include both cash and tax entitlements. CHT and CST tax entitlements are the value of 13.5 of each province’s personal income tax (“PIT”) points and one corporate income tax (“CIT”) point transferred to provinces in 1977-78 under the EPF arrangements.
      CHST Supplements. At the February 2003 First Ministers’ Meeting (“FMM”), the federal government announced a $2.5 billion CHST Health Supplement, which was allocated on a per capita basis. Ontario recorded its share, $967 million, over three years: $386 million in 2003-04, $387 million in 2004-05, and $194 million in 2005-06, according to the federal draw down schedule.
      At the same FMM, a one-time $2 billion CHST “Top-Up” was created, which the federal government was expected to make available in 2003-04. The $2 billion CHST top-up was provided at the January 2004 FMM. Ontario’s annual allocation was $388 million in 2004-05 and $390 million in 2005-06.

      Only the portions of the CHST Supplements that were expensed have been reported as revenue in Ontario budgets. The CHST Supplements reported as revenue in 2005-06, $584 million, includes $194 million from the 2003-04 CHST Supplement and $390 million from the 2004-05 CHST Supplement. All CHST Supplements will end after 2005-06.
      2004 First Ministers’ Health Care Agreement. At the September 2004 FMM, the Prime Minister and Premiers agreed on a funding framework that would provide $18 billion of funding for health care over six years. As part of this Agreement, in 2006-07, Ontario will receive $467 million from the Wait Times Reduction Fund.
      Other Federal Payments. In 2005-06, the Province received $2,195 million from the Federal Government for programs other than the CHT, CST and CHST Supplements.
      In 2006-07, Ontario expects to receive a total of $2,999 million through other federal programs other than the CHT and CST, including $530 million for social housing, $359 million for infrastructure, $467 million from the Wait Times Reduction Fund and $1,643 million in other federal transfers.
      In the 2006 federal budget, five federal trusts to be paid to provinces and territories were announced. Ontario’s annual allocation of funding from four of these trusts is $456 million in 2006-07, $456 million in 2007-08 and $223 million in 2008-09.
      Fiscal Stabilization. An integral part of federal-provincial fiscal relations is the Federal Government’s obligation to protect provincial revenues. The Federal Government makes cash payments to any province if its revenue falls short of the previous year’s total by 5% or more due to a downturn in economic activity. The most recent payment to Ontario under this program was received in 1995-96 in respect of claims made up to and including the 1992-93 fiscal year.
Federal Payments to Ontario

	Actual	Outlook
	2005-06	2006-07

	(in millions)
Canada Health Transfer (“CHT”)	$7,148	$7,619
Canada Social Transfer (“CST”)	3,324	3,420
Canada Health and Social Transfer (CHST) Supplements	584	—
Medical Equipment Fund	194	—
Social Housing	520	530
Infrastructure	285	359
Wait Times Reduction Fund	243	467
Other	953	1,643

Total Federal Payments	$13,251	$14,038

Other Revenue
      In 2006-07, approximately 13.2% of revenue is expected from sources other than taxation or federal transfers. This category includes the net income of provincially-owned business enterprises such as Liquor Control Board of Ontario, OLGC, Hydro One and OPG. Also included are various Non-Tax revenues such as Vehicle and Driver Registration Fees, Sales and Rentals, Liquor Licence Revenue, and Royalties. The Sales and Rental projection for 2006-07 includes a one-time increase of $573 million reflecting proceeds of the Teranet Income Fund initial public offering, announced on June 16, 2006.

(4)	Expense
Overview
      The following table sets forth historical total expense information for the fiscal year 2001-02. Beginning with the 2006 Ontario Budget, the presentation of expense changed to provide details on a total expense basis, rather than differentiating between operating and capital expense. Historical program expense figures for the Province of Ontario have been restated to reflect changes in the government’s ministry structure that occurred in fiscal year 2005-06.
Ontario’s Total Expense

Ministry	2001-02

(in millions)
Agriculture, Food and Rural Affairs	485
One-Time and Extraordinary Assistance	319
Attorney General	1,041
Board of Internal Economy	124
Children and Youth Services	2,250
Citizenship and Immigration	61
Community and Social Services	5,837
Community Safety and Correctional Services	1,601
Culture	293
Democratic Renewal Secretariat	—
Economic Development and Trade	89
Education	8,439
Teachers’ Pension Plan	42
Energy	417
Environment	285
Executive Offices	19
Finance — Own Account	1,193
Interest on Debt	10,337
Community Reinvestment Fund/ Ontario Municipal Partnership Fund	557
Community Reinvestment Fund One-Time Transition Funding	—
Electricity Consumer Price Protection Fund	—
Power Purchases	815
Contingency Fund	—
Government Services	474
Pension and Other Employee Future Benefits	63
Health and Long-Term Care	23,998
SARS-Related and Major One-Time Health Costs	—
Health Promotion	143
Intergovernmental Affairs	6
Labour	110
Municipal Affairs and Housing	1,148
Natural Resources	508
Northern Development and Mines	446
Office of Francophone Affairs	5
Public Infrastructure Renewal(1)	3
Capital Contingency Fund	—
Research and Innovation	150
Secretariat for Aboriginal Affairs	16
Tourism	139
Training, Colleges and Universities	3,264
Transportation	1,482
Year-End Savings	—

Total Expense	66,159

Source: Ontario Ministry of Finance.

(1)	Credit expense amounts relate to consolidation adjustments between Ontario Realty Corporation (ORC) and ministries to reflect the net capital spending for the year.

      The following table provides an overview of the Province’s expense information for each of the fiscal years from 2002-03 to 2006-07. Beginning with the 2006 Ontario Budget, the presentation of expense changed to provide details on a total expense basis, rather than differentiating between operating and capital expense. Historical program expense figures for the Province of Ontario have been restated to reflect changes in the government’s ministry structure that occurred in fiscal year 2005-06.
Ontario’s Total Expense

						% of Total
				Actual	Outlook(1)	Expense
Total Expense	2002-03	2003-04	2004-05	2005-06	2006-07	2006-07

	($ millions)
Agriculture, Food and Rural Affairs	666	843	799	865	880	1.0
One-Time and Extraordinary Assistance	18	64	601	282	192	0.2
Attorney General	1,103	1,231	1,209	1,291	1,301	1.5
Board of Internal Economy	146	196	145	150	169	0.2
Children and Youth Services	2,457	2,660	2,851	3,330	3,279	3.7
Citizenship and Immigration	55	55	64	93	91	0.1
Community and Social Services	5,844	5,990	6,379	6,737	7,070	8.0
Community Safety and Correctional Services	1,713	1,704	1,749	1,767	1,887	2.1
Culture	373	327	344	475	366	0.4
Democratic Renewal Secretariat	—	—	2	2	10	0.0
Economic Development and Trade	104	89	84	202	353	0.4
Education	345	352	368	418	446	0.5
School Boards(2)	8,739	9,400	10,251	10,886	11,219	12.7
Teachers’ Pension Plan (TPP)	238	235	240	295	408	0.5
Energy	190	169	194	207	242	0.3
Environment	250	265	307	275	302	0.3
Executive Offices	20	24	19	19	19	0.0
Finance	1,082	1,229	1,067	1,034	1,167	1.3
Interest on Debt	9,694	9,604	9,368	9,019	9,204	10.5
Community Reinvestment Fund/ Ontario Municipal Partnership Fund	622	651	626	714	731	0.8
Community Reinvestment Fund One-Time Transition Funding	—	—	233	—	—	—
Electricity Consumer Price Protection Fund	665	253	—	—	—	—
Power Purchases	786	797	840	803	988	1.1
Contingency Fund	—	—	—	—	1,292	1.5
Government Services	331	467	898	562	811	0.9
Pensions and Other Employee Future Benefits	102	309	458	729	594	0.7
Health and Long-Term Care(3)	14,758	16,232	17,572	17,722	18,687	21.2
Hospitals(2),(3)	11,241	12,830	13,759	14,816	16,463	18.7
Health Promotion	175	204	241	296	363	0.4
Intergovernmental Affairs	9	6	13	10	9	0.0
Labour	123	117	129	141	150	0.2
Municipal Affairs and Housing	656	635	772	928	693	0.8
Natural Resources	526	627	563	632	806	0.9
Northern Development and Mines	302	189	320	337	347	0.4
Office of Francophone Affairs	3	3	3	4	4	0.0
Public Infrastructure Renewal(4)	93	(35)	41	107	120	0.1
Contingency Fund	—	—	—	—	169	0.2
Research and Innovation	158	194	263	370	345	0.4
Secretariat for Aboriginal Affairs	18	15	21	50	21	0.0
Tourism	155	212	167	210	161	0.2
Training, Colleges and Universities	2,473	2,834	3,316	3,529	3,876	4.4
Colleges(2)	987	1,090	1,289	1,185	1,359	1.5
Transportation	1,554	1,816	1,831	2,203	2,093	2.4
Move Ontario	—	—	—	1,232	6	0.0
Year-End Savings	—	—	—	—	(700)	(0.8)

Total Expense	68,774	73,883	79,396	83,927	87,993	100

Source: Ontario Ministry of Finance.

(1)	Second-quarter fiscal forecast as at September 30, 2006.

(2)	Starting in 2005-06, the Province’s financial reporting was expanded to include hospitals, school boards and colleges using one-line consolidation. Prior to 2005-06, historical figures reflect grants to these entities for comparison purposes.

(3)	The 2003-04 expenses for Health and Long-Term Care and Hospitals include $824 million of SARS-related and major one-time health costs.

(4)	Credit expense amounts relate to consolidation adjustments between the Ontario Realty Corporation (“ORC”) and ministries to reflect net spending for the year.
      Health Sector. The health sector is comprised of the Ministry of Health and Long-Term Care and the Ministry of Health Promotion. The Health sector is the largest single component of Provincial expense, accounting for a projected 40.4% of total expense in 2006-07. Ontario’s health care system is primarily funded by Provincial revenues. Major components of health expense include the net expense of operating public hospitals, payments to physicians and other health care practitioners, and prescription drug programs.
      Education Sector. The Education sector consists of the Ministry of Education. The largest cost component is the net expense of school boards which receive substantial grants from the Province. Additional funding for public education is provided through local property taxes. Education Sector expense is projected to be 13.7% of total expense in 2006-07.
      Postsecondary Education and Training Sector. This sector consists of the Ministry of Training, Colleges and Universities. Major components of expense include operating grants to Universities, as well as the net expense of Colleges of Applied Arts and Technology. The Postsecondary Education and Training Sector is projected to be 5.9% of total expense in 2006-07.
      Social Services Sector. This sector is comprised of the Ministry of Community and Social Services and the Ministry of Children and Youth Services. The Province provides a wide range of social services, including social assistance, childcare, child welfare services, housing assistance and drug benefits for social assistance recipients. The Social Services Sector is projected to be 11.8% of total expense in 2006-07.
      Justice Sector. The Justice Sector is comprised of the Ministry of the Attorney General and the Ministry of Community Safety and Correctional Services. The Justice Sector is projected to be 3.6% of total expense in 2006-07.
      Other Programs Sector. All other expenses — excluding Interest on Debt — are included in the Other Program Sector, representing a projected 14.1% of total expense in 2006-07.
      Interest on Debt represents a projected 10.5% of total expense in 2006-07.

(5)	Outline of Principal Provincial Institutions
      The Province has established a number of Crown corporations, which are primarily intended to provide goods and services needed to implement approved government policy and programs or to provide a regulatory function for operations authorized by government legislation. Among the more prominent Ontario Crown corporations are the Liquor Control Board of Ontario, Ontario Financing Authority, the OLGC, the Ontario Securities Commission, the Ontario Strategic Infrastructure Financing Authority (formerly, the Ontario Municipal Economic Infrastructure Financing Authority) and the Ontario Northland Transportation Commission.
      Until its restructuring in April 1999 and its continuation as Ontario Electricity Financial Corporation (“OEFC”), Ontario Hydro had a mandate to generate and supply power in Ontario. For a description of Ontario Hydro, its restructuring and the operations of its successor companies, See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below.

(6)	Sinking Funds
      The Province of Ontario does not have a sinking funds system.

4. PUBLIC DEBT
(1) Debt
      The Province has met its financing requirements through a combination of public borrowing, non-public borrowing and increases in cash and temporary investments. There is no constitutional limit on borrowing.
Publicly Held Debt
      The majority of Ontario’s borrowing requirements are met through public market borrowing. See “4. Public Debt — (2) Assets and Liabilities — (iii) Liabilities — Publicly Held Debt” below.
Non-Publicly Held Debt
      The Public Service Pension Plan (“PSPP”), the Ontario Public Service Employees Union (“OPSEU”) Pension Plan and the Ontario Teachers’ Pension Plan (“OTPP”). Prior to January 1, 1990, PSPP and OTPP were required to invest their net cash flow in debt issued by the Province. Legislation now allows these Plans to invest in public capital markets, and they are no longer a source of direct financing for the Province. The OPSEU Pension Plan was created in June 1994 through legislation dividing the PSPP and creating a separate plan for OPSEU members and for certain other unionized non-management employees. See “4. Public Debt — (2) Assets and Liabilities — (iii) Liabilities — Non-Publicly Held Debt” below.
      The Canada Pension Plan Investment Fund (“CPP”). CPP obtains monies from a compulsory national contributory pension plan in which all provinces other than Quebec participate. Each month, the net cash flow is invested in non-marketable securities issued by participating provinces, agents of the Crown and the Government of Canada. The amount available to a province is based on the proportion of total contributions coming from that province.
Borrowing Program

				Current
			Actual	Outlook
	2003-04(1)	2004-05(1)	2005-06(1)	2006-07(2)

	(in millions)
Debt Issues	$28,178	$26,141	$19,955	$19,369
Retirements:
Publicly Held Debt	15,625	15,861	18,855	13,856
Canada Pension Plan Investment Fund	1,201	1,133	1,214	351
Ontario Teachers’ Pension Plan	900	821	1,070	1,185
Public Service Pension Plan	147	166	180	204
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	70	79	86	97
Municipal Employee Retirement Fund	164	—	—	103
Other	34	13	19	47

	18,141	18,073	21,424	15,843

Net Debt Retirements/(Issues)	(10,037)	(8,068)	1,469	(3,526)
Other Items(3)	3,240	(281)	5,005	1,295
Acquisition less Amortization of Tangible Capital Assets	427	550	856	282
Increase/(Decrease) in Cash, Cash Equivalents and Temporary Investments(4)	887	6,244	(7,032)	—

Surplus/(Deficit)	$(5,483)	$(1,555)	$298	$(1,949)

Source: Ontario Ministry of Finance.

(1)	2003-04 to 2005-06 refers to information presented in the Public Accounts of Ontario, Consolidated Statement of Cash Flow.

(2)	Current Outlook 2006-07 refers to information presented in the 2006 Ontario Budget and updated in the 2006 Ontario Economic Outlook and Fiscal Review.

(3)	Accruals, Consolidations and net borrowing on behalf of agencies and liability for retirement benefits are grouped under other items.

(4)	The increase/(decrease) in Cash, Cash Equivalents and Temporary Investments in 2004-05 of $6.2 billion represents pre-funding for the 2005-06 Total Long-Term Public Borrowing Requirement.
(2) Assets and Liabilities
(i) General
      Two features of Ontario’s accounting and financing policies have a material effect on the reporting of assets and liabilities: the treatment of physical assets and the intermediary aspect of centralized financing.
      Starting in 2002-03, major tangible capital assets owned by the Province (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by the Province will be reported in subsequent years.
      The intermediary activity of borrowing on behalf of provincially created bodies creates assets and liabilities. These would not appear if the bodies were funded independently or through a provincial guarantee. This borrowing action increases the Province’s debt. The related asset arises because the government is funding, through loans and investments, expenses that are administered outside a government ministry.
      Activities so funded are expected to generate sufficient return to repay the principal and interest. However, the recipients of the advances and investments are not always required to produce a profit, and some are not self-sustaining.
(ii) Assets
Summary of Assets

	As at March 31,	% Of
	2006	Total

	(in millions)
Financial Assets:
Cash and Cash Equivalents	$4,342	11.9
Temporary Investments	2,979	8.2
Accounts Receivable	6,447	17.7
Loans Receivable and Other Assets	9,439	26.0
Investment in Government Business Enterprises	13,170	36.2

	$36,377	100.0

Non-Financial Assets:
Net Assets of Broader Public Sector Organizations	$16,739	51.1
Tangible Capital Assets	$16,034	48.9

	$32,773	100.0

Source: Ontario Ministry of Finance.
Cash and Temporary Investments
      Temporary investments are recorded at the lower of cost or fair value and are mainly marketable, short-term securities issued or guaranteed by Canadian chartered banks and the provincial and federal governments.

      Between April 1, 2005 and March 31, 2006, the month-end level of cash and temporary investments varied from a low of approximately $5,887 million to a high of approximately $13,275 million. The cash and temporary investments are used to accommodate differences in revenue and expense flows during each fiscal year and to provide flexibility for debt management.
Accounts Receivable
      Accounts receivable comprise taxes receivable, receivables from the Government of Canada and other receivables. Accounts receivables are recorded at cost less a provision for doubtful accounts when collectibility is considered doubtful.
Loans Receivable and Other Assets
      Loans receivable with significant concessionary terms are recorded at the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan. The amount of the loan discount is amortized to revenue over the term of the loan. Loans receivable include amounts owing from government business enterprises.
Investment in Government Business Enterprises
      Investment in Government Business Enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.
      Government business enterprises are defined as those Crown corporations, boards and commissions which have the financial and operating authority to carry on a business, have as their principal activity and source of revenue the selling of goods and services to individual and non-government organizations and are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity.
      The activities of government business enterprises are recorded in the financial statements under the modified equity method. Under this method, government business enterprises are reported in accordance with accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their combined net income is shown as a separate item on the Consolidated Statement of Operations. This method does not require the elimination of inter-organizational balances.
Net Assets of Broader Public Sector Organizations
      The net assets of the broader public sector (BPS) organizations are comprised of tangible capital assets and financial assets of BPS organizations net of their liabilities. While the assets of BPS organizations are consolidated, they are owned, managed and operated by members of the BPS organizations. Tangible capital assets of hospitals and colleges are recorded at historical cost in their financial statements. Although school boards do not presently record tangible capital assets in their financial statements, their financial information has been adjusted upon consolidation to recognize the estimated historical cost of their land and building assets.
Tangible Capital Assets
      Tangible capital assets are recorded at historical cost. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development but excludes interest. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting.
(iii) Liabilities
Overview
      Liabilities include debt issued for Provincial purposes and for Ontario Electricity Financial Corporation, accounts payable and accrued liabilities, pension liabilities for the Public Service Pension

Plan, the Ontario Public Service Employees’ Union (“OPSEU”) Pension Plan, the Ontario Teachers’ Pension Plan, Power Purchase Contracts, Nuclear Funding Liability and other liabilities.
Summary of Liabilities

	March 31, 2006	% of Total

	(in millions)
Liabilities:
Publicly Held Debt(1)	$130,760	73.3

Non-Publicly Held Debt
Canada Pension Plan Investment Fund	10,233	5.8
Ontario Teachers’ Pension Plan	7,596	4.3
Canada Mortgage and Housing Corporation	960	0.5
Public Service Pension Plan	2,705	1.5
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	1,285	0.7
Other	1,367	0.8

	24,146	13.6

Total Debt Issued	154,906	86.9
Accounts Payable and Other Liabilities	17,556	9.9
Power Purchase Contracts	3,389	1.9
Nuclear Funding Liabilities	768	0.4
Pensions and Other Employee Future Benefits	1,686	0.9

Total Liabilities	$178,305	100.0

Total obligations guaranteed(2)	$3,300	100.0

Source: Ontario Ministry of Finance.

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(2)	These are outstanding loans guaranteed and other contingencies as at March 31, 2006. In addition to the above reported obligations, the Province has entered into the following agreements:

Social Housing Loan Insurance Agreements.

For all non-profit housing projects in the provincial portfolio, the Province is liable to indemnify and reimburse the Canada Mortgage and Housing Corporation (“CMHC”) for any net costs, including any environmental liabilities, incurred as a result of project defaults, directly or indirectly, through the Ministry of Municipal Affairs and Housing or the Ontario Housing Corporation. At March 31, 2006, there were $8.6 billion (2005, $8.8 billion) of mortgage loans outstanding. As operating subsidies provided are sufficient to ensure that all mortgage payments can be made when due, default is unlikely. To date, there have been no claims for defaults on insured mortgage loans.

Ontario Nuclear Funds Agreement.

See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below.
Publicly Held Debt
      Publicly held debt is debt issued to the general public. As at March 31, 2006, the total publicly held debt issued was $130,760 million, $103,360 million of which was issued in Canadian dollars (includes $5,214 million of treasury bills), $19,118 million in U.S. dollars (which includes $706 million in U.S. commercial paper), $1,596 million in Japanese yen, $3,426 million in euros and $3,260 million in other currencies.
      From April 1, 2006 through November 16, 2006, the Province announced public offerings of bonds and notes totaling approximately $12.9 billion of which $11.6 billion were for provincial purposes and

$1.3 billion was debt incurred for the OEFC. The tables below provide a summary of the publicly held debt issued by the Province from April 1, 2006 through November 7, 2006 for provincial purposes.
Debt Issued by the Province for Provincial Purposes

				Principal
Date of Issue	Date of Maturity	Interest Rate %	Funds	(in millions)	References

27-Apr-2006	27-Apr-2016	5.450	U.S.$	1,000.0	(2) (13)
01-May-2006	02-Jun-2018	5.500	Canadian$	25.0	(1) (22)
03-May-2006	02-Dec-2011	4.400	Canadian$	500.0	(1)
05-May-2006	02-Jun-2018	5.500	Canadian$	100.0	(1) (22)
05-May-2006	02-Jun-2018	5.500	Canadian$	35.0	(1) (22)
05-May-2006	02-Jun-2018	5.500	Canadian$	60.0	(1) (22)
05-May-2006	02-Jun-2018	5.500	Canadian$	25.0	(1) (22)
10-May-2006	02-Jun-2037	4.700	Canadian$	500.0	(1) (4)
19-May-2006	02-Jun-2045	4.500	Canadian$	25.0	(1) (5)
24-May-2006	02-Jun-2046	4.850	Canadian$	25.0	(8)
07-Jun-2006	02-Jun-2037	4.700	Canadian$	500.0	(1) (4)
09-Jun-2006	15-Dec-2008	5.700	Canadian$	57.5	(1)
15-Jun-2006	19-May-2010	4.000	Canadian$	500.0	(1) (6)
21-Jun-2006	Variable	Variable	Canadian$	1,384.3	(7)
11-Jul-2006	02-Jun-2046	4.850	Canadian$	25.0	(1) (8)
11-Jul-2006	11-Jul-2008	5.500	U.S.$	500.0	(2) (9)
13-Jul-2006	02-Jun-2043	5.750	Canadian$	25.0	(1) (10)
14-Jul-2006	08-Mar-2016	4.400	Canadian$	250.0	(1) (11)
26-Jul-2006	02-Jun-2037	4.700	Canadian$	500.0	(1) (4)
10-Aug-2006	02-Dec-2011	4.400	Canadian$	500.0	(1) (12)
21-Aug-2006	08-Mar-2016	4.400	Canadian$	200.0	(1) (11)
24-Aug-2006	01-Dec-2008	5.700	Canadian$	57.5	(1) (14)
24-Aug-2006	02-Jun-2046	4.850	Canadian$	29.7	(1) (8)
01-Sep-2006	02-June-2037	4.700	Canadian$	300.0	(1) (4)
11-Sep-2006	02-Jun-2035	5.600	Canadian$	50.0	(1) (16)
12-Sep-2006	02-Jun-2020	4.850	Canadian$	100.0	(1) (17)
13-Sep-2006	02-Jun-2044	4.600	Canadian$	27.0	(1)
18-Sep-2006	08-Mar-2016	4.400	Canadian$	500.0	(1) (11)
19-Sep-2006	02-Jun-2020	4.850	Canadian$	25.0	(1) (17)
20-Sep-2006	20-Sep-2016	9.000	South African Rand	300.0	(2) (21)
26-Sep-2006	01-Oct-2008	3 CBA+0.03	Canadian$	250.0	(3) (18)
27-Sep-2006	02-Jun-2037	4.700	Canadian$	500.0	(1) (4)
29-Sep-2006	01-Oct-2008	3 CBA+0.03	Canadian$	100.0	(3) (18)
29-Sep-2006	01-Oct-2008	3 CBA+0.03	Canadian$	50.0	(3) (18)
29-Sep-2006	01-Oct-2008	3 CBA+0.03	Canadian$	200.0	(3) (18)
02-Oct-2006	01-Oct-2008	3 CBA+0.03	Canadian$	100.0	(3) (18)
02-Oct-2006	01-Oct-2008	3 CBA+0.03	Canadian$	50.0	(3) (18)
06-Oct-2006	02-Jun-2046	4.850	Canadian$	25.0	(1) (8)
10-Oct-2006	02-Jun-2035	5.600	Canadian$	50.0	(1) (16)
11-Oct-2006	19-May-2009	4.000	Canadian$	500.0	(1) (19)
18-Oct-2006	18-Oct-2011	5.000	U.S.$	1,000.0	(1) (20)
02-Nov-2006	02-Jun-2037	4.700	Canadian$	500.0	(1) (4)
07-Nov-2006	02-Jun-2046	4.850	Canadian$	50.0	(1) (8)
07-Nov-2006	02-Dec-2041	6.200	Canadian$	50.0	(1) (15)

*	3 CBA is 3-month Canadian Bankers’ Acceptances Rate.

(1)	Interest paid semi-annually.

(2)	Interest paid annually.

(3)	Interest paid quarterly.

(4)	During the 2006-07 fiscal year, Series DMTN164 was re-opened seven times, bringing the total issue size to $3,500 million, including $200 million to OEFC.

(5)	During the 2006-07 fiscal year, Series DMTN153 was re-opened once, bringing the total issue size to $175 million.

(6)	During the 2006-07 fiscal year, Series DMTN144 was re-opened once, bringing the total issue size to $1,000 million.

(7)	Ontario Savings Bonds Series 2006 were available in various types, maturities and interest rates. This was the twelfth issue of provincial savings bonds. The total proceeds from this issue were $1,384.3 million.

(8)	During the 2006-07 fiscal year, Series DMTN166 was re-opened four times, bringing the total issue size to $154.7 million.

(9)	The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.113. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 4.64%.

(10)	During the 2006-07 fiscal year, Series DMTN62 was reopened once, bringing the total issue size to $75 million.

(11)	During the 2006-07 fiscal year, Series DMTN163 was reopened six times, bringing the total issue size to $2,500 million, including $1,300 million for OEFC.

(12)	During the 2006-07 fiscal year, Series DMTN165 was reopened once, bringing the total issue size to $1,000 million.

(13)	The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.1377. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 4.89%.

(14)	During the 2006-07 fiscal year, the Series LZ was re-opened once, bringing the total issue size to $1,607.5 million.

(15)	During the 2006-07 fiscal year, the Series DMTN10 was re-opened once, bringing the total issue size to $340 million.

(16)	During the 2006-07 fiscal year, the bondholders of Series DMTN168 exercised the option to exchange $100 million to Series DMTN119.

(17)	During the 2006-07 fiscal year, Series DMTN140 was re-opened twice, bringing the total issue size to $553 million, including $29 million for OEFC.

(18)	During the 2006-07 fiscal year, Series DMTN85 was re-opened six times bringing the total issue size $3,096 million, including $736 million for OEFC. The Province entered into interest rate agreements that effectively converted the interest rate obligations on $1,310 million of this debt to a fixed rate of 3.85% and $550 million to a floating one month CBA minus 0.025%.

(19)	During the 2006-07 fiscal year, Series DMTN 106 was re-opened once, bringing the total issue size to $1,775 million, including $525 million for OEFC.

(20)	The Province entered into currency exchange agreements that effectively converted these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.13564. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 4.28%.

(21)	The Province entered into currency exchange agreement that effectively converted this South African rand obligation to a Canadian dollar obligation at an Exchange rate of 0.15000. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 4.52%.

(22)	During the 2006-07 fiscal year, Series DMTN79 was reopened five times, bringing the total issue size to $715 million, including $110 million for OEFC.
Debt Issued by the Province for Ontario Electricity Financial Corporation (“OEFC”)

				Principal
Date of Issue	Date of Maturity	Interest Rate %	Funds	(in millions)	References

09-May-2006	02-Jun-2018	5.500	Canadian$	50.0	(1)
19-May-2006	08-Mar-2016	4.400	Canadian$	500.0	(1)
05-Jul-2006	05-Jul-2011	8.000	South African Rand	300.0	(2) (3)
14-Jul-2006	08-Mar-2016	4.400	Canadian$	250.0	(1)
21-Aug-2006	08-Mar-2016	4.400	Canadian$	300.0	(1)
01-Sep-2006	02-Jun-2037	4.700	Canadian$	200.0	(1)

(1)	Interest paid semi-annually.

(2)	Interest paid annually.

(3)	The Province entered into currency exchange agreements that effectively converted these South African rand obligations to Canadian dollar obligations at an exchange rate of 0.17556. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 5.04%.
Ontario Electricity Industry
      Ontario Electricity Financial Corporation (“OEFC”), a Crown agency, is the continuation of Ontario Hydro and is responsible for the management of that corporation’s debt and other liabilities that were not transferred to successor companies as part of the restructuring of Ontario Hydro in 1999, including the administration of certain power purchase agreements with non-utility generators. As at March 31, 2006, OEFC had total debt of $28.033 billion (2005, $27.518 billion), excluding short-term overnight lending from the Province. $17.7 billion of OEFC’s debt as at March 31, 2006 (2005, $16.8 billion) is held by the Province and included in total debt and other liabilities.
      Ontario Hydro’s successor companies include Ontario Power Generation Inc., (“OPG”), a generation business, and Hydro One Inc., (“Hydro One”), a transmission and distribution business, both of which are wholly-owned by the Province. In addition, the Independent Electricity System Operator (“IESO”) is the electricity system and market operator and the Electrical Safety Authority is responsible for electricity safety inspection. Pursuant to various transfer orders (“Transfer Orders”), assets of the former Ontario Hydro were transferred to OPG, Hydro One and the IESO in exchange for debt. The Province assumed a portion of OPG’s and Hydro One’s debt in exchange for equity, in order to provide them with commercially acceptable capital structures. As of March 31, 2006, OEFC held notes receivable in the amount of $3.4 billion from OPG, $78 million from the IESO and $8.9 billion from the Province.
      Subject to a deductible of $10 million, OEFC has agreed to indemnify Hydro One in respect of (i) the failure of the Transfer Orders to transfer any asset, right or thing, or any interest therein related to its business; (ii) any adverse claims or interests, including those of the Crown, subject to certain exclusions, or any deficiency or lack of title in respect of any asset, right or thing or any interest therein, which was intended to be transferred; and (iii) the creation, treatment, payment to or from or other dealing with any equity account of Ontario Hydro, including with respect to certain litigation relating thereto. The Province has guaranteed the obligations of OEFC under the indemnity. A similar indemnity provided to OPG was terminated as of May 31, 2006.
      The Electricity Act, 1998 (“Electricity Act”) defines “stranded debt” as the amount of OEFC’s debt and other liabilities that, in the opinion of the Minister of Finance, cannot reasonably be serviced and retired in a competitive electricity market. As of April 1, 1999, the Ministry of Finance estimated the stranded debt to be approximately $20.9 billion. OEFC’s unfunded liability is the net deficiency of OEFC’s assets over its liabilities. Unfunded liability represents the stranded debt adjusted for $1.5 billion of additional assets transferred to OEFC on April 1, 1999, at which time the unfunded liability was $19.433 billion. OEFC’s unfunded liability at March 31, 2006 is $19.293 billion.

      As part of the restructuring of the electricity sector, a long-term plan provides for certain dedicated revenue streams to service and retire OEFC’s debt and other liabilities. These revenue streams are established under the Electricity Act and include payments-in-lieu of property taxes and federal and provincial corporate income and capital taxes paid by OPG, Hydro One and the municipal electric utilities.
      The Province receives dividend payments on its investments in OPG and Hydro One. Pursuant to the government’s commitment to keep electricity income in the electricity sector, the cumulative combined net income of OPG and Hydro One in excess of the Province’s cumulative interest expenditure on its investment in the companies is allocated to OEFC for purposes of debt retirement.
      Residual stranded debt is the portion of OEFC’s stranded debt that cannot be serviced by the foregoing dedicated revenue streams. The residual stranded debt was estimated at $7.8 billion on April 1, 1999. The Electricity Act provides for a debt retirement charge of 0.7 cents per kilowatt hour to be levied on Ontario electricity users. This charge, collected by the IESO, distributors and retailers, is payable to OEFC until its residual stranded debt is retired.
      The Electricity Act and the Ontario Energy Board Act, 1998 set out the legislative framework for Ontario’s electricity market and restructuring of Ontario Hydro. Open, non-discriminatory access to transmission and distribution systems commenced May 1, 2002. Since 2005, electricity prices payable by consumers reflect a blend of market prices, contract prices, and regulated prices for OPG’s output from its price-regulated nuclear and large hydroelectric plants. As of April 1, 2005, the Ontario Energy Board (“OEB”) assumed responsibility for setting the commodity price payable by low volume and designated consumers under the Regulated Price Plan (“RPP”). The Ontario Power Authority (“OPA”) finances any shortfall arising from differences between prices under the RPP and the actual supply cost of electricity, with any shortfall to be recovered through the setting of RPP prices in the following period.
      The Province, OPG and certain subsidiaries of OPG entered into the Ontario Nuclear Funds Agreement (“ONFA”) as of April 1, 1999, to establish, fund and manage segregated funds to ensure that sufficient funds are available to pay for costs of managing and disposing of nuclear waste and decommissioning OPG’s nuclear generating stations. Under ONFA, OPG is required to make quarterly payments to the funds that, together with income earned and a contribution made by OEFC, would cover all currently estimated costs. The Province is liable to make payments should the cost estimate for nuclear used fuel management rise above specified thresholds, for a fixed volume of used fuel. The Province is also obligated under ONFA to make additional contributions to the used fuel fund if that fund earns less than 3.25% over the Ontario consumer price index. If the earnings on the assets in the fund exceed the specified rate, the Province is entitled to the excess.
      Effective July 31, 2003, two agreements came into effect to satisfy the Canadian Nuclear Safety Commission (“CNSC”) licensing requirements for financial guarantees in respect of OPG’s nuclear decommissioning and waste management obligations. One agreement, between the Province, OPG and the CNSC, gives the CNSC access to the segregated funds established under ONFA. The Province also provided a direct provincial guarantee to the CNSC of the cost of OPG’s nuclear decommissioning and waste management in an amount up to $1.51 billion. OPG pays the Province a guarantee fee of 0.5% of the amount guaranteed by the Province on an annual basis.
Non-Publicly Held Debt
      Non-publicly held debt is debt issued to certain public sector pension plans or the Federal Government and its agencies. As of March 31, 2006, approximately 13.6% of total liabilities were in the form of non-publicly held debt. Non-publicly held debt is composed almost exclusively of debt to pension plans, the two largest components being Ontario Teachers’ Pension Fund debt ( 4.3% of total liabilities) and CPP debt (5.8% of total liabilities).
Accounts Payable and Accrued Liabilities
      Accounts payable and accrued liabilities comprise transfer payments, interest on publicly held debt, salaries, wages, benefits, materials, supplies, and deferred revenue.

Pensions and Other Employee Future Benefits

	As at March 31,

Pensions and Other Employee Future Benefits Liability (Asset)	2006	2005

	(in millions)
Obligation for benefits	$64,512	$59,566
Less: plan fund assets	(64,746)	(60,389)
Unamortized actuarial gains/(losses)	446	1,170
Adjustments(1)	1,474	1,400

Total	$1,686	$1,747

(1)	Adjustments consist of: i) differences for amounts reported by the pension plans at December 31, instead of the Province’s year- end of March 31; ii) unamortized difference between employer and employee contributions for jointly sponsored pension plans; iii) unamortized employee contribution reductions for solely sponsored plans; iv) unamortized initial unfunded liabilities of jointly sponsored plans; and v) amounts payable by the Province that are reflected as contributions in the pension plan assets.
Pensions
      The Province sponsors several pension plans. It is the sole sponsor of the Public Service Pension Plan (“PSPP”) and joint sponsor of the Ontario Public Service Employees Union (“OPSEU”) Pension Plan, and the Ontario Teachers’ Pension Plan (“OTPP”).
      These three plans are contributory defined benefit plans that provide Ontario government employees and elementary and secondary school teachers and administrators with a guaranteed amount of retirement income. Benefits are based primarily on the best five-year average salary of members and their length of service, and are indexed to changes in the Consumer Price Index to provide protection against inflation. Plan members normally contribute between 7 and 9 per cent of their salary to these plans. The Province matches these contributions.
      Funding of these plans is based on statutory actuarial funding valuations undertaken at least every three years. The Province contributed $740 million to the OTPP in 2005-06 (2004-05, $708 million), $136 million to the PSPP (2004-05, $124 million) and $143 million to the OPSEU Pension Plan (2004-05, $135 million). During calendar year 2005, the OTPP paid benefits, including transfers to other plans of $3.6 billion (2004, $3.4 billion), the PSPP paid $793 million (2004, $799 million) and the OPSEU Pension Plan paid $524 million (2004, $493 million). Under agreements between the Province and OPSEU, and between the Province and the Ontario Teachers’ Federation (OTF), gains and losses arising from statutory actuarial funding valuations are shared by the co-sponsors.
      The government’s best estimate of the future annual inflation rate used in the pension and other employee future benefits calculations is 2.5 per cent, the salary escalation rate is 3.5 per cent, the discount rate and the expected rate of return on pension plan assets are 6.75 (2005, 7 per cent) per cent for OTPP, 6.5 per cent for PSPP and 6.75 per cent for OPSEU Pension Plan. Actuarial gains or losses are amortized over periods of 10 to 13 years.
      The Province is also responsible for sponsoring the Ontario Teachers’ Retirement Compensation Arrangement and the Public Service Supplementary Benefits Plan. Expenses and liabilities of these plans are included in the Pensions Expense and Pensions Liability reported in the financial statements.
Other Employee Future Benefits
      Other Employee Future Benefits includes non-pension retirement benefits, post-employment benefits and compensated absences. The discount rate used in the Other Employee Future Benefits (except retirement benefits) calculation for 2005-06 is 4.65 per cent (2004-05, 5.25 per cent).

Retirement Benefits
      The Province provides dental, basic life insurance, supplementary health and hospital benefits to retired employees through a self-insured, unfunded defined benefit plan. The Province paid $119 million for benefits under the plan in 2005-06 (2004-05, $95 million). The liability for non-pension retirement benefits of $2.5 billion as at March 31, 2006 (2005, $2.1 billion) is included in the Other Employee Future Benefits Liability. The expense for 2005-06 of $502 million (2004-05, $221 million) is included in the Other Employee Future Benefits Expense.
      The discount rate used in the other retirement benefits calculation for 2005-06 is 5.15 per cent (2004-05, 5.75 per cent).
      During the year, the Province entered into an agreement with OPSEU to change various supplemental health benefits. The cost of these changes of $211 million will be included in the 2005-06 Other Employee Future Benefits Expense.
Post-Employment Benefits
      The Province provides employees who have completed 5 years of service, termination pay equal to one week’s salary for each year of service up to a maximum of 50 per cent of their annual salary. Employees who have completed one year of service but less than 5 years are also entitled to termination pay in the event of death, retirement or release from employment. The termination pay benefits are unfunded and are administered by the Province. The Province paid out $49 million in termination pay in 2005-06 (2004-05, $43 million). The liability for termination pay of $805 million as at March 31, 2006 (2005, $777 million) is included in the Other Employee Future Benefits Liability. The expense for 2005-06 of $76 million (2004-05, $39 million), including a $112 million reduction in the liability as a result of a change in estimation method, is included in the Other Employee Future Benefits Expense.
      The Province also provides on a self-insured basis workers’ compensation benefits, long-term disability benefits and regular benefits to employees who are on workers’ compensation and/or long-term disability. The liability for workers’ compensation of $360 million as at March 31, 2006 (2005, $349 million) net of deposits of $3 million (2005, $3 million) is included in the Other Employee Future Benefits Liability. The expense for 2005-06 of $53 million (2004-05, $120 million) including a $41 million payment made in 2005-06 (2004-05, $39 million) is included in the Other Employee Future Benefits Expense. The 2004-05 expense included a $92 million increase in the liability as a result of a change in estimation method.
      The unfunded liability for long-term disability benefits of $209 million as at March 31, 2006 (2005, $183 million) is net of deposits of $322 million (2005, $321 million), and is included in the Other Employee Future Benefits Liability. The 2005-06 expense of $82 million (2004-05, $232 million including the impact of compliance with PSAB recommendation on long-term disability benefits) is included in the Other Employee Future Benefits Expense. A $56 million payment for long-term disability benefits was made in 2005-06 (2004-05, $47 million).
Other Liabilities
      Other Liabilities include deferred revenues, pension and benefit funds related to the Provincial Judges’ Pension Fund and the Deputy Ministers’ Supplementary Benefit Account, externally restricted funds and other miscellaneous liabilities.
Claims Against the Crown
      Of the claims outstanding against the Crown in Right of Ontario as at March 31, 2006, 86 were for amounts over $50 million each — See “Public Accounts, 2005-2006 — Volume 1 — IV. CLAIMS AGAINST THE CROWN” (94 including claims over $50 million against Crown agencies as reported in the Consolidated Financial Statements contained in the 2005-2006 Public Accounts of Ontario). These claims arise from legal action, either in progress or threatened, in respect of aboriginal land claims, breach of contract, damages to persons and property and like items. As of December 5, 2006 there were 94 claims outstanding against the Crown in Right of Ontario, which were for amounts over $50 million each. The cost to the Province, if any, cannot be determined because the outcome of these actions is uncertain.

Debt
Selected Characteristics by Type of Issue
As at March 31, 2006

			Average
		Average	Annual Cost	Average Annual
	As a Percentage	Term to	to the	Rate of Growth
	of Total	Maturity	Province	2002-2006
	(%)	(Years)	(%)	(%)

Debt
Publicly Held Debt
Debentures & Bonds(1)	70.4	10.9	5.6	4.6
Treasury Bills	2.9	0.2	4.6	1.6
Non-Publicly Held Debt Canada Pension Plan Investment Fund	5.8	10.8	7.8	(4.2)
Ontario Teacher’s Pension Plan	4.3	2.8	11.5	(8.0)
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	0.7	5.3	12.1	(4.7)
Public Service Pension Plan	1.5	5.3	12.1	(4.7)
Canada Mortgage and Housing Corporation	0.5	8.7	7.3	(3.5)
Ontario Municipal Employees’ Retirement Fund	0.1	0.8	9.8	(29.0)
Other	0.7	12.9	4.4	70.4

	86.9	10.0	6.1

Other Liabilities	13.1	N/A	—	(3.7)

Total	100.0	N/A	N/A	1.6

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.
Debt Record
      The Province has never defaulted on the payment of principal or interest on any of its obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payments.
Debt Maturity and Interest Charges
      As at March 31, 2006, approximately 47.9% of the total debt issued for provincial purposes and OEFC Program was scheduled to mature within the next five years and 67.3% within the next 10 years. Interest charges on total debt for 2005-06 was $9,019 million and are estimated to be $9,204 million for fiscal 2006-07 on an accrual and consolidation basis of accounting.

Debt Maturity Schedule
As at March 31, 2006

	Total Debt(1)

	Publicly Held	Non-Publicly
Year Ending March 31,	Debt	Held Debt	Total	% Of Total

		(in millions)
2007	$19,378	$2,043	$21,421	13.8
2008	11,186	2,833	14,019	9.1
2009	16,853	2,563	19,416	12.5
2010	10,153	2,962	13,115	8.5
2011	4,236	2,018	6,254	4.0

2007-2011	61,806	12,419	74,225	47.9
2012-16	24,361	5,619	29,980	19.4
2017-21	2,512	2,182	4,694	3.0
2022-26	8,800	2,966	11,766	7.6
2027-31	12,618	225	12,843	8.3
2032-56	20,663	735	21,398	13.8

	$130,760	$24,146	$154,906	100.0

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.
(3) Consolidated Debt of the Ontario Public Sector
Overview
      While centralized financing is prominent in Ontario, not all funding of the public sector is shown on the Province’s financial statements. Since the responsibilities assigned to the Canadian provinces by the Constitution are uniform (although not all provinces have chosen to assume the same set of responsibilities), interprovincial comparisons are more clearly facilitated by the presentation of the consolidated debt. This method of presenting public sector debt is not affected by the degree of centralization or decentralization of Provincial public sector financing. Included in the total is the debt of municipalities with separate revenue sources, and all of the sector’s revenue sources under provincial jurisdiction.
Consolidated Debt of the Ontario Public Sector

	As at
	March 31, 2006	% Of Total

	(in millions)
Net Debt(1)	$141,928	88.8
Obligations Guaranteed(2)	3,300	2.0
Other Public Sector Debt(3)	14,691	9.2

Total Consolidated Debt of the Ontario Public Sector	$159,919	100.00

Source: Ontario Ministry of Finance.

(1)	Net debt represents the difference between liabilities and financial assets. Net debt does not take into account net assets of Broader Public Sector Organizations of $16,739 million and tangible capital assets of $16,034 million as at March 31, 2006 (2005, $15,178 million) as these assets are used to provide services and are not available to discharge liabilities.

(2)	A provision of $504 million as at March 31, 2006 (2005, $409 million) based on an estimate of the likely loss arising from guarantees under the Ontario Student Support Program has been expensed and is reflected in the accrued liabilities for transfer payments.

(3)	Other Public Sector Debt comprises local government debt of $6,941 million and schools’, colleges’, universities’ and hospitals’ debt of $7,750 million.
(4) Selected Debt Statistics
      The following table examines the Consolidated Debt of the Ontario Public Sector in absolute terms and in relation to certain provincial economic indicators.
Consolidated Debt of the Ontario Public Sector

						Average
						Annual
						Rate of
	As at March 31,					Growth
						2002-2006
	2002	2003	2004	2005	2006	%

	(in millions unless otherwise indicated)
Consolidated Debt	$142,121	$146,451	$151,661	$156,984	$159,919	2.3
Consolidated Debt per Capita	11,945	12,101	12,370	12,653	12,752	0.9
Consolidated Debt/ Personal Income (%)	39.3	39.5	39.6	39.2	38.1	(1.4)
Consolidated Debt/ GDP (%)	31.3	30.6	30.8	30.3	29.7	(1.7)

Sources: Ontario Ministry of Finance.
The Canadian Dollar
      Recent high and low exchange rates for the Canadian dollar in terms of United States cents are as follows:

						Jan 1-
						Nov 16
	2001	2002	2003	2004	2005	2006

High	66.95	66.18	77.38	84.93	86.90	90.99
Low	62.42	61.99	63.31	71.59	78.72	85.28

Source: Bank of Canada.

(5) Financial Tables
I.     Summary of Net Debt and Accumulated Deficit

	As at March 31,

	2002	2003	2004	2005	2006

	(in millions)
Non-Publicly Held Debt
Canada Pension Plan Investment Fund	$11,944	$10,746	$10,233	$10,233	$10,233
Ontario Teachers’ Pension Plan	11,043	10,387	9,487	8,666	7,596
Canada Mortgage and Housing Corporation	1,116	1,078	1,047	1,003	960
Public Service Pension Plan	3,331	3,200	3,052	2,886	2,705
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	1,582	1,520	1,450	1,371	1,285
Other	581	356	1,096	1,231	1,367

	$29,597	$27,287	$26,365	$25,390	$24,146

Publicly Held Debt
Debentures and Bonds(1)	$99,990	$102,958	$116,732	$125,279	$123,130
Treasury Bills	5,108	6,274	3,359	3,747	5,214
U.S. Commercial Paper(1)	1,566	1,515	1,156	269	706
Ontario Infrastructure Projects Corporation (“OIPC”)(2)	—	—	323	1,288	1,323
Other	447	438	422	404	387
Deposits with the Province of Ontario Savings Office (“POSO”)(3)	2,438	—	—	—	—

	$109,549	$111,185	$121,992	$130,987	$130,760

Total Debt	$139,146	$138,472	$148,357	$156,377	$154,906 (6)

Cash and Temporary Investments	(5,773)	(7,252)	(8,139)	(14,353)	(7,321)
Other Net (Assets)/ Liabilities(4)	(1,252)	1,427	(1,661)	(1,103)	(5,657)

Net Debt	$132,121	$132,647	$138,557	$140,921	$141,928

Non-Financial Assets(5)	—	(13,942)	(14,369)	(15,178)	(32,773)

Accumulated Deficit	$132,121	$118,705	$124,188	$125,743	$(109,155)

Source: Ontario Ministry of Finance

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivative contracts. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(2)	Under the Ontario Infrastructure Projects Corporation Act, 2006, Ontario Infrastructure Projects Corporation (“OIPC”) and Ontario Strategic Infrastructure Financing Authority (“OSIFA”) were amalgamated under the name of Ontario Infrastructure Projects Corporation.

(3)	The Province of Ontario Savings Office was sold for $48.5 million on March 31, 2003.

(4)	Other Net (Assets)/ Liabilities include Accounts Receivable, Loan Receivable (including municipal loans by OIPC), Advances and Investments in Government business enterprises, Accounts Payable, Accrued Liabilities, Pensions, and the liability for Power Purchase Agreements with non- utility generators.

(5)	Non-Financial Assets include tangible capital assets of $16,034 million and starting with fiscal year 2005-06 net assets of Broader Public Sector Organizations of $16,739 million.

(6)	See “4. Public Debt — (5) Financial Tables — Public Accounts, 2005-2006 — Volume 1 — II. Outstanding Debt Issued” for details of individual debt issues.

Risk Management and Derivative Financial Instruments
      The Province employs various risk management strategies and operates within defined risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (“derivatives”).
      Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to minimize interest costs. Hedges are created primarily through swaps, which are legal arrangements under which the Province agrees with another party to exchange cash flows based upon one or more notional amounts using stipulated reference interest rates for a specified period. Swaps allow the Province to offset its existing obligations and thereby effectively convert them into obligations with more desirable characteristics. Other derivative instruments used by the Province include forward foreign exchange contracts, forward rate agreements, futures, options, caps and floors.
      Foreign exchange or currency risk is the risk that foreign currency debt principal and interest payments and foreign currency transactions will vary in Canadian dollar terms due to fluctuations in foreign exchange rates. To manage currency risk, the Province uses derivative contracts including foreign exchange forward contracts, futures, options and swaps to convert foreign currency cash flows into Canadian dollar denominated cash flows. Most of the derivative contracts hedge the underlying debt by matching all the critical terms to achieve effectiveness. In the instances where the term of foreign exchange forward contracts used for hedging is shorter than the term of the underlying debt, the effectiveness is maintained by continuously rolling the foreign exchange forward contract over the remaining term of the underlying debt, or until replaced with a long-term derivative contract.
      The current policy allows the net of unhedged foreign currency debt principal and foreign currency holdings to reach a maximum of 5 per cent of Debt Issued for Provincial Purposes and OEFC debt. At March 31, 2006, the respective unhedged levels were 0.8 and nil per cent (2005, 0.8 and 0.1 per cent). For every one-cent increase in the Canadian dollar versus the U.S. dollar, there would be an increase in debt amount of $3 million (2005, $3 million) and an increase in Interest on Debt of $1.7 million (2005, $1.4 million). For every one Japanese yen decrease versus the Canadian dollar, there would be an increase in debt amount of $7 million (2005, $9 million) and an increase in Interest on Debt of $2.0 million (2005, $2.1 million). Total foreign exchange gains recognized in the Statement of Operations for 2005-06 were $112 million (2004-05, $56 million).
      Interest on debt expense may also vary as a result of changes in interest rates. In respect of Debt Issued for Provincial Purposes, the risk is measured as interest rate resetting risk which is the net of floating rate exposure, liquid reserves and fixed rate debt maturing within the next 12-month period as a percentage of Debt Issued for Provincial Purposes. In respect of OEFC debt, the risk is the floating rate exposure as a percentage of OEFC debt. Depending on market conditions, the Province creates or reduces its exposure to interest rate changes by issuing or retiring short-term debt, or by entering into or closing out derivative positions. The current policy limits interest rate resetting risk for Debt Issued for Provincial Purposes to a maximum of 25 per cent and floating rate risk for OEFC debt to a maximum of 20 per cent.
      As at March 31, 2006, interest rate resetting risk for Debt Issued for Provincial Purposes was 14.1 per cent (2005, 10.2 per cent) while floating rate risk for OEFC debt was 9.6 per cent (2005, 8.5 per cent). Based on floating rate interest-bearing financial instruments on hand at the balance sheet date plus planned issues for the coming year, a one per cent (100 basis points) increase in interest rates would result in an increase in Interest on Debt of $250 million (2005, $250 million).
      Liquidity risk is the risk that the Province will not be able to meet its current short-term financial obligations. To reduce liquidity risk, the Province maintains liquid reserves, that is, cash and temporary investments, at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has short-term note programs as alternative sources of liquidity.

      The table below presents a maturity schedule of the Province’s derivatives, by type, outstanding at March 31, 2006, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk, market risk or actual cash flows.
Derivative Portfolio Notional Value
As at March 31,

						6-10	Over 10	2006	2005
Maturity in Fiscal Year	2007	2008	2009	2010	2011	Years	Years	Total	Total

	(in millions)
Swaps:
Interest Rate	$8,648	$13,272	$10,403	$7,769	$2,111	$18,286	$4,246	$64,735	$69,116
Cross Currency	4,596	4,451	4,630	5,053	502	9,203	—	28,435	30,947
Forward Foreign Exchange Contracts	3,639	—	—	—	—	—	—	3,639	5,241
Caps and Floors	444	—	—	88	—	—	—	532	761
Futures	—	—	—	—	—	—	—	—	62

TOTAL	$17,327	$17,723	$15,033	$12,910	$2,613	$27,489	$4,246	$97,341	$106,127

      The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain. The Province manages its credit risk exposure from derivatives by, among other things, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Province enters into contractual agreements (“master agreements”) that provide for termination netting and, if applicable, payment netting with virtually all of its counterparties. Gross credit risk exposure represents the loss that the Province would incur if every counterparty to which The Province had credit risk exposure were to default at the same time, and the contracted netting provisions were not exercised or could not be enforced. Net credit exposure is the loss including the mitigating impact of these netting provisions.
      The table below presents the credit risk associated with the derivative financial instrument portfolio, measured through the replacement value of derivative contracts, at March 31, 2006.
Credit Risk Exposure
As at March 31,

	2006	2005

	(in millions)
Gross Credit Risk Exposure(1)	$1,507	$1,865
Less: Netting(2)	(1,395)	(1,618)

Net Credit Risk Exposure	$112	$247

Note:

(1)	Gross credit risk exposure is the gross credit exposure to counterparties with net positive exposures (that is, the Province has an unrealized gain).

(2)	“Netting” is the gross negative credit exposure to counterparties with net positive credit exposures covered by master agreements providing for close out netting when contracts do not have co-terminus settlement dates.

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED
As at March 31, 2006

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
Debt Issued for Provincial Purposes
PAYABLE IN CANADA IN CANADIAN DOLLARS
NON-PUBLICLY HELD DEBT To Ontario Teachers’ Pension Fund: Year ending March 31
2007	1985-1991	TI	10.26 to 13.01	1,185,000,000
2008	1983-1991	TI	10.15 to 15.38	1,945,000,000
2009	1986-1991	TI	10.98 to 11.50	1,465,000,000
2010	1986-1991	TI	10.22 to 11.24	1,236,000,000
2011	1987	TI	10.11 to 10.32	560,000,000
2012	1988-1991	TI	10.68 to 11.24	580,000,000
2013	1989-1991	TI	11.06 to 11.31	625,000,000

				7,596,000,000

To Canada Pension Plan Investment Fund: Year ending March 31
2007	1987	CPP	9.36 to 10.17	232,269,000
2008	1988	CPP	10.79	42,300,000
2012	1992	CPP	9.81 to 10.04	987,249,000
2013	1993	CPP	9.17 to 9.45	700,137,000
2019	1999	CPP	5.18 to 5.84	45,270,000
2020	1999	CPP	5.50 to 6.91	869,889,000
2021	2000	CPP	6.33 to 6.67	609,834,000
2022	2001	CPP	6.22 to 6.47	330,994,000
2024	2004	CPP	5.26 to 5.97	688,007,000
2025	2005	CPP	5.15 to 5.79	1,133,182,000
2026	2006	CPP	4.67 to 5.19	574,612,000

				6,213,743,000	(5)

To Canada Pension Plan Investment Board: Year ending March 31
2014	2005	CPP	4.17	44,887,000
2036	2006	CPP	4.64-4.73	594,003,000

				638,890,000	(5)

To Public Service Pension Fund: Year ending March 31
2007	1997	OPB	11.16 to 13.33	94,383,233
2008	1997	OPB	15.38	218,362,903
2009	1997	OPB	12.79	264,512,886
2010	1997	OPB	12.88	273,669,452
2011	1997	OPB	13.33	282,994,558
2012	1997	OPB	11.55	336,229,108
2013	1997	OPB	10.38	374,479,804
2014	1997	OPB	11.10	409,677,031
2015	1997	OPB	11.19	450,938,707

				2,705,247,683	(65)

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
To Public Service Employees’ Union Pension Fund: Year ending March 31
2007	1997	OPPT	11.16 to 13.33	44,837,190
2008	1997	OPPT	15.38	103,734,305
2009	1997	OPPT	12.79	125,658,067
2010	1997	OPPT	12.88	130,007,936
2011	1997	OPPT	13.33	134,437,870
2012	1997	OPPT	11.55	159,727,189
2013	1997	OPPT	10.38	177,898,359
2014	1997	OPPT	11.10	194,618,964
2015	1997	OPPT	11.19	214,220,513

				1,285,140,393	(65)

To Ontario Housing Corporation: Year ending March 31
2010	1994	OHC	8.264 to 9.215	422,388,939
2011	1994-1995	OHC	8.242 to 9.898	694,880,091
2012	1995	OHC	9.655	33,382,267
2013	1995	OHC	9.655	6,561,000

				1,157,212,297	(134)

To Canada Mortgage and Housing Corporation: Year ending March 31
2000-2007	1974 to 1977	CMHC	5.375 to 10.375	565,243
2000-2010	1970 to 1975	CMHC	5.75 to 6.875	922,487
2000-2011	1971 to 1976	CMHC	5.375 to 8.25	1,966,487
2000-2012	1972	CMHC	6.875 to 8.25	2,680,337
2000-2013	1973	CMHC	7.25 to 8.25	542,705
2000-2014	1974	CMHC	6.125 to 8.255	8,995,431
2000-2015	1975	CMHC	7.50 to 10.375	5,895,837
2000-2016	1976	CMHC	5.375 to 10.75	13,059,566
2000-2017	1977	CMHC	7.625 to 10.75	10,015,143
2000-2018	1977 to 1978	CMHC	7.625 to 13.00	26,479,091
2000-2019	1977 to 1980	CMHC	7.625 to 15.25	30,681,273
2000-2020	1978 to 1980	CMHC	7.625 to 15.75	49,690,876
2000-2021	1981	CMHC	9.50 to 15.75	24,239,442
2000-2022	1982	CMHC	9.75 to 15.75	978,364

				176,712,282	(7)

To Ontario Municipal Employees Retirement Fund: Year ending March 31
2007	1996	MER	9.77	102,675,000

				102,675,000

To Ontario Immigrant Investor Corporation: Year ending March 31
2007	2006	OIIC-76	1 CBA-0.15	800,000
2007	2003	OIIC 15-25	Zero	18,902,648	(123)
2008	2003-2004	OIIC 26-38	Zero	23,744,378	(123)
2009	2004	OIIC 39-51	Zero	24,902,382	(123)
2010	2005	OICC 52-64	Zero	161,125,728	(123)
2011	2006	OIIC 65-75	Zero	139,161,034	(123)

				368,636,170
Less: Deferred Interest				(46,861,592)

				321,774,578

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
To Colleges of Applied Arts & Technology Pension Plan: Year ending March 31
2007	1996	CAAT	9.77	18,625,000

				18,625,000

To Ryerson Retirement Pension Plan: Year ending March 31
2007	1995	RRPF	9.64	1,618,485

				1,618,485

TOTAL NON-PUBLICLY HELD DEBT				20,217,638,718

PAYABLE IN CANADA IN CANADIAN DOLLARS
PUBLICLY HELD DEBT
May 1, 2006	September 22, 2004	DMTN76	3 CBA	650,000,000
May 3, 2006	May 3, 2004	DMTN108	Step-up	25,000,000	(132)
May 5, 2006	May 5, 2004	DMTN107	Step-up	60,000,000	(133)
May 30, 2006	October 2, 2003	DMTN86	3 CBA	58,000,000	(16)
July 2, 2006	July 2, 2004	DMTN115	Step-up	35,000,000	(102)
July 7, 2006	July 7, 2004	DMTN114	Step-up	26,000,000	(100)
July 24, 2006	July 24, 1996	KE	7.75	700,000,000
July 26, 2006	January 26, 2004	DMTN91	Step-up	25,000,000	(75)
August 12, 2006	February 12, 2004	DMTN98	Step-up	25,000,000	(78)
September 7, 2006	September 7, 2004	DMTN118	Step-up	31,000,000	(85)
September 8, 2006	August 17, 2004	DMTN78	3.50	500,000,000
September 19, 2006	March 19, 2004	DMTN101	Step-up	30,000,000	(87)
September 20, 2006	September 20, 2004	DMTN121	Step-up	25,000,000	(120)
September 22, 2006	September 22, 2004	DMTN122	3 CBA-0.02	50,000,000	(113)
September 27, 2006	September 27, 2004	DMTN124	1 CBA-0.01	250,000,000	(86)
October 1, 2006	October 1, 2004	DMTN123	Step-up	25,000,000	(76)
October 14, 2006	October 14, 2004	DMTN127	Step-up	25,000,000	(33)
October 27, 2006	October 27, 2004	DMTN125	Step-up	25,000,000	(99)
October 27, 2006	October 27, 2004	DMTN128	Step-up	25,000,000	(2)
October 29, 2006	October 29, 2004	DMTN129	Step-up	35,000,000	(3)
November 20, 2006	November 20, 2001	DMTN24	Step-up	100,000,000	(95)
December 5, 2006	December 5, 2001	DMTN30	Step-up	50,000,000	(110)
December 15, 2006	December 15, 2003	DMTN90	3 CBA+0.12	50,000,000	(103)
January 12, 2007	January 12, 1995	JF	9.50	132,950,000	(21)
January 19, 2007	January 19, 2005	DMTN134	Step-up	35,000,000	(48)
January 28, 2007	January 31, 2007	DMTN137	Step-up	30,000,000	(26)
January 29, 2007	January 29, 2004	DMTN97	3 CBA+0.155	155,000,000	(104)
February 25, 2007	February 25, 2005	DMTN139	Step-up	25,000,000	(81)
March 8, 2007	September 11, 2001	DMTN16	5.20	2,000,000,000
March 26, 2007	March 26, 2004	DMTN103	Step-up	30,000,000	(101)
June 17, 2007	June 17, 2005	DMTN147	Step-up	40,000,000	(18)
June 18, 2007	January 26, 2004	DMTN96	3 CBA	150,000,000	(106)
June 20, 2007	June 20, 2005	DMTN146	Step-up	35,000,000	(22)
June 21, 2007	June 21, 2005	DMTN145	Step-up	25,000,000	(25)
June 21, 2007	June 21, 2005	DMTN148	Step-up	25,000,000	(31)
August 22, 2007	August 22, 2005	DMTN151	Step-up	45,000,000	(39)
September 12, 2007	September 12, 1997	LE	6.125	1,660,000,000	(130)
September 21, 2007	September 21, 2005	DMTN154	Step-up	35,000,000	(49)
September 22, 2007	September 22, 2005	DMTN155	Step-up	25,000,000	(58)
September 26, 2007	September 26, 2005	DMTN156	Step-up	25,000,000	(63)
October 31, 2007	October 31, 2005	DMTN159	Step-up	50,000,000	(70)
November 4, 2007	November 4, 2005	DMTN160	Step-up	35,000,000	(73)
December 7, 2007	December 7, 2005	DMTN162	Step-up	25,000,000	(77)

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
December 10, 2007	December 10, 1997	LH	5.875	66,475,000
January 25, 2008	January 25, 2005	DMTN136	3 CBA+0.19	50,000,000	(50)
March 8, 2008	November 21, 2005	DMTN161	3.875	1,000,000,000
May 30, 2008	May 30, 2003	DMTN70	3 CBA+0.03	1,025,000,000	(53)
June 3, 2008	June 3, 1999	MN	5.75	50,000,000	(46)
July 15, 2008	February 6, 1998	LM	5.50	75,000,000
September 4, 2008	September 4, 1998	LW	6.30	50,000,000
October 1, 2008	October 1, 2003	DMTN85	3 CBA+0.03	1,610,000,000	(68)(107)
November 19, 2008	November 12, 2003	DMTN87	4.40	750,000,000	(82)
December 1, 2008	September 15, 1998	LZ	5.70	1,550,000,000
March 2, 2009	March 2, 2004	DMTN100	3 CBA+0.025	275,000,000
March 8, 2009	March 11, 2004	DMTN102	Step-up	174,000,000	(128)
April 6, 2009	March 24, 2005	DMTN143	3 CBA+0.01	550,000,000	(6)
May 19, 2009	April 20, 2004	DMTN106	4.00	750,000,000	(89)
August 13, 2009	March 2, 2004	DMTN99	3.21	98,468,331	(124)
November 7, 2009	November 9, 2004	DMTN130	3 CBA	900,000,000
November 19, 2009	March 19, 1999	MU	6.20	900,000,000
December 14, 2009	March 14, 2005	DMTN142	3 CBA+0.25	88,000,000	(108)
May 19, 2010	April 4, 2005	DMTN144	4.00	500,000,000
July 5, 2010	July 5, 2005	DMTN150	Step-up	75,500,000	(36)
November 19, 2010	November 24, 2000	NK	6.10	1,620,000,000	(111)
December 2, 2011	February 27, 2002	DMTN08	6.10	1,000,000,000	(97)
July 7, 2012	May 8, 2002	DMTN46	Zero	5,649,312	(60)(98)
December 2, 2012	December 2, 2002	DMTN53	5.375	2,000,000,000
June 2, 2013	September 22, 2003	DMTN69	4.75	1,030,000,000
September 8, 2013	July 23, 2004	DMTN116	Step-up	100,000,000	(56)
March 8, 2014	January 12, 2004	DMTN93	5.00	2,500,000,000	(109)
December 2, 2014	December 2, 2004	MW	6.80	11,450,000	(34)
March 8, 2015	March 9, 2005	DMTN135	4.50	2,500,000,000	(72)
September 1, 2015	September 1, 2000	DMTN1	6.25	34,000,000	(45)
March 8, 2016	February 14, 2006	DMTN163	4.40	250,000,000	(105)
June 2, 2016	June 29, 2005	DMTN149	Step-up	200,000,000	(32)
December 2, 2016	August 22, 2005	DMTN152	Step-up	300,000,000	(40)
December 2, 2016	December 7, 2004	DMTN132	4.875	200,000,000
June 2, 2018	August 28, 2003	DMTN79	5.50	360,000,000	(10)
June 2, 2019	April 19, 2004	DMTN105	5.35	100,000,000
June 2, 2020	February 22, 2005	DMTN140	4.85	399,000,000	(92)
September 4, 2020	September 4, 1998	LY	6.30	50,000,000
July 13, 2022	July 13, 1992	HC	9.50	1,590,438,000
September 8, 2023	September 8, 1993	HP	8.10	940,570,000	(59)
June 2, 2025	December 20, 1994	JE	9.50	460,000,000	(71)
December 2, 2025	October 5, 1995	JQ	8.50	1,000,000,000
February 6, 2026	February 6, 1996	JY	8.00	12,500,000
June 2, 2026	December 21, 1995	JU	8.00	1,000,000,000
December 2, 2026	February 13, 1997	KR	8.00	386,500,000
December 2, 2026	January 20, 1999	MH	7.00	124,584,000	(90)
February 3, 2027	August 5, 1997	KN	7.50	58,220,000
February 3, 2027	August 5, 1997	KT	6.95	8,726,000
February 3, 2027	August 1, 1997	KY	7.50	11,549,000
February 3, 2027	December 4, 1998	LA	7.50	5,507,000
February 4, 2027	February 4, 1998	KQ	7.375	990,000
June 2, 2027	October 17, 1996	KJ	7.60	4,734,700,000	(61)
August 25, 2028	February 25, 1998	LQ	6.25	2,020,000
March 8, 2029	January 8, 1998	LK	6.50	4,727,000,000
January 13, 2031	September 8, 1995	JN	9.50	125,000,000
January 15, 2031	March 8, 2005	DMTN141	5.20	230,000,000

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
June 2, 2031	March 27, 2000	NF	6.20	2,500,000,000	(51)
March 8, 2033	February 17, 2003	DMTN61	5.85	4,500,000,000
March 8, 2033	April 29, 2004	DMTN110	Step-up	200,000,000	(115)
July 13, 2034	September 21, 2005	DMTN157	Step-up	47,500,000	(52)
November 3, 2034	November 3, 1994	HY	9.75	248,800,000	(42)
January 10, 1995 to January 10, 2035	November 30, 1994	HZ	9.4688	2,315,904	(24)
“	“	JA	9.4688	12,858,436	(24)
“	“	JB	9.4688	8,482,324	(24)
“	“	JC	9.4688	4,764,354	(24)
“	“	JD	9.4688	3,171,134	(24)
February 8, 2035	February 8, 1995	JJ	9.875	53,000,000	(19)
June 2, 2035	August 25, 2004	DMTN119	5.60	6,798,000,000	(11)
June 2, 2035	January 12, 2005	DMTN133	Step-up	150,000,000	(38)
June 20, 2036	June 28, 1996	KC	8.25	211,000,000
December 1, 2036	March 8, 2006	DMTN158	2.00 Real Return	302,943,001	(44)
June 2, 2037	February 22, 2006	DMTN164	4.70	500,000,000
December 2, 2037	February 1, 2005	DMTN138	5.20	100,000,000
June 2, 2038	July 28, 2004	DMTN117	10.00	75,000,000	(127)
June 20, 2038	September 16, 1996	KG	8.10	120,000,000
July 13, 2038	July 29, 1998	LS	5.75	50,000,000
August 25, 2038	August 17, 1998	LT	6.00	100,000,000
July 13, 2039	February 2, 1999	MK	5.65	300,000,000
December 2, 2039	February 25, 2000	NE	5.70	1,489,000,000	(64)
July 13, 2040	April 18, 2002	DMTN44	6.20	100,000,000	(94)
December 2, 2041	August 15, 2001	DMTN10	6.20	290,000,000
March 8, 2042	December 4, 2001	DMTN29	6.00	41,000,000
June 2, 2042	January 18, 2002	DMTN33	6.00	240,000,000
June 2, 2043	February 24, 2003	DMTN62	5.75	50,000,000
January 10, 2045	May 25, 1995	JL	8.435	35,531,176	(41)
March 1, 2045	March 1, 1995	JK	9.50	150,000,000	(20)
June 2, 2045	August 31, 2005	DMTN153	4.50	150,000,000

				64,857,162,972
CPI adjustment to Real Return Swap				(1,275,000)	(44)

				64,855,887,972

ONTARIO SAVINGS BONDS
March 1, 2000	March 1, 1995	Annual	Variable	961,300	(29)
March 1, 2000	March 1, 1995	Compound	Variable	1,937,750	(29)
June 21, 2000	June 21, 1997	Annual	5.25%	137,200	(29)
June 21, 2000	June 21, 1997	Compound	5.25%	84,800	(29)
June 21, 2001	June 21, 1996	Annual	Step-up	355,100	(29)
June 21, 2001	June 21, 1996	Compound	Step-up	1,016,100	(29)
June 21, 2001	June 21, 1996	Annual	Variable	385,500	(29)
June 21, 2001	June 21, 1996	Compound	Variable	142,900	(29)
June 21, 2001	June 21, 1998	Annual	5.25	121,600	(29)
June 21, 2001	June 21, 1998	Compound	5.25	179,800	(29)
June 21, 2002	June 21, 1999	Annual	5.50	202,400	(29)
June 21, 2002	June 21, 1999	Compound	5.50	761,900	(29)
June 21, 2003	June 21, 1998	Compound	Step-up	1,545,200	(29)
June 21, 2003	June 21, 1998	Annual	Step-up	498,700	(29)
June 21, 2003	June 21, 2000	Annual	6.50	644,200	(29)
June 21, 2003	June 21, 2000	Compound	6.50	642,000	(29)
June 21, 2004	June 21, 1997	Annual	Step-up	1,864,200	(29)
June 21, 2004	June 21, 1997	Compound	Step-up	2,088,650	(29)

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
June 21, 2004	June 21, 1997	Annual	Variable	122,900	(29)
June 21, 2004	June 21, 1997	Compound	Variable	114,300	(29)
June 21, 2004	June 21, 1999	Compound	Step-up	2,404,700	(29)
June 21, 2004	June 21, 1999	Annual	Step-up	1,283,800	(29)
June 21, 2004	June 21, 2001	Compound	5.50	3,607,900	(29)
June 21, 2004	June 21, 2001	Annual	5.50	1,437,600	(29)
June 21, 2005	June 21, 1998	Annual	Variable	1,326,000	(29)
June 21, 2005	June 21, 1998	Compound	Variable	3,434,400	(29)
June 21, 2005	June 21, 2000	Annual	Step-up	4,381,400	(29)
June 21, 2005	June 21, 2000	Compound	Step-up	6,836,600	(29)
June 21, 2005	June 21, 2002	Annual	3.45	6,971,700	(29)
June 21, 2005	June 21, 2002	Compound	3.45	10,929,300	(29)
June 21, 2006	June 21, 1999	Compound	Variable	35,185,400	(67)
June 21, 2006	June 21, 1999	Annual	Variable	19,610,400	(67)
June 21, 2006	June 21, 2001	Annual	Step-up	877,592,100	(66)
June 21, 2006	June 21, 2001	Compound	Step-up	1,008,410,500	(66)
June 21, 2006	June 21, 2003	Annual	3.45	282,257,000	(30)
June 21, 2006	June 21, 2003	Compound	3.45	229,529,900	(30)
June 21, 2007	June 21, 2000	Compound	Variable	47,772,700	(67)
June 21, 2007	June 21, 2000	Annual	Variable	25,826,800	(67)
June 21, 2007	June 21, 2002	Annual	Step-up	205,534,300	(66)
June 21, 2007	June 21, 2002	Compound	Step-up	222,674,300	(66)
June 21, 2007	June 21, 2004	Annual	3.30	105,065,100	(30)
June 21, 2007	June 21, 2004	Compound	3.30	92,470,100	(30)
June 21, 2008	June 21, 2001	Annual	Variable	23,930,200	(67)
June 21, 2008	June 21, 2001	Compound	Variable	36,090,300	(67)
June 21, 2008	June 21, 2003	Annual	Step-up	557,870,700	(66)
June 21, 2008	June 21, 2003	Compound	Step-up	621,244,800	(66)
June 21, 2008	June 21, 2005	Annual	3.10	213,174,800	(30)
June 21, 2008	June 21, 2005	Compound	3.10	191,804,900	(30)
June 21, 2009	June 21, 2002	Annual	Variable	33,714,200	(67)
June 21, 2009	June 21, 2002	Compound	Variable	43,196,300	(67)
June 21, 2009	June 21, 2004	Annual	Step-up	352,275,300	(66)
June 21, 2009	June 21, 2004	Compound	Step-up	362,154,100	(66)
June 21, 2010	June 21, 2003	Annual	Variable	72,214,700	(67)
June 21, 2010	June 21, 2003	Compound	Variable	71,651,200	(67)
June 21, 2010	June 21, 2005	Annual	Step-up	179,801,100	(66)
June 21, 2010	June 21, 2005	Compound	Step-up	224,107,800	(66)
June 21, 2011	June 21, 2004	Annual	Variable	12,093,700	(67)
June 21, 2011	June 21, 2004	Compound	Variable	11,477,700	(67)
June 21, 2012	June 21, 2005	Annual	Variable	97,400,200	(67)
June 21, 2012	June 21, 2005	Compound	Variable	61,955,500	(67)

				6,374,506,000	(62)

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				71,230,393,972

GLOBAL MARKET PAYABLE IN CANADIAN DOLLARS
February 7, 2024	February 7, 1994	HS	7.50	1,106,700,000

TOTAL PAYABLE IN CANADIAN DOLLARS				1,106,700,000

PAYABLE IN EUROPE IN CANADIAN DOLLARS
August 9, 2006	August 9, 2001	EMTN049	5.75	100,000,000
September 10, 2007	September 10, 2002	EMTN052	4.375	750,000,000
December 31, 2007	January 16, 2002	EMTN051	5.125	350,000,000
April 17, 2008	April 17, 2003	EMTN58	4.50	1,000,000,000
January 22, 2009	January 22, 2004	EMTN62	4.00	500,000,000

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
January 22, 2009	January 27, 1999	EMTN042	5.00	350,000,000
December 1, 2010	November 15, 2005	EMTN74	4.00	200,000,000
July 27, 2011	July 27, 2004	EMTN64	4.75	250,000,000
November 30, 2011	November 30, 2001	EMTN050	5.25	450,000,000
April 17, 2013	April 17, 2003	EMTN56	5.50	275,000,000	(74)
December 21, 2015	October 21, 2005	EMTN73	3 CBA+0.03	250,000,000
July 13, 2034	July 13, 1994	EMTN005	9.40	300,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				4,775,000,000

PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS
February 18, 2013	February 18, 1993	HJ	9.24	250,000,000	(96)

TOTAL PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS				250,000,000

GLOBAL MARKET PAYABLE IN U.S. DOLLARS
December 15, 2006	November 26, 2003	PA	2.65	1,000,000,000
July 16, 2007	July 16, 2004	PB	3.35	1,000,000,000
September 17, 2007	September 17, 2002	NR	3.50	1,000,000,000
January 15, 2008	November 26, 2004	PD	3.375	1,000,000,000
May 2, 2008	May 5, 2003	NY	3.125	500,000,000
October 1, 2008	October 1, 1998	MB	5.50	1,750,000,000
October 21, 2009	October 21, 2004	PC	3.625	1,000,000,000
December 15, 2009	October 1, 2002	NS	3.75	300,000,000
July 17, 2012	July 17, 2002	NQ	5.125	750,000,000
February 15, 2013	February 7, 2003	NU	4.375	500,000,000
February 3, 2015	February 3, 2005	PE	4.50	500,000,000
January 19, 2016	January 18, 2006	PJ	4.75	1,000,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				10,300,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.30138				13,404,173,632	(43)

PAYABLE IN CANADA IN U.S. DOLLARS
July 26, 2006	April 26, 2004	DMTN109	3 LIBOR+0.053	68,000,000
November 18, 2014	November 18, 2004	DMTN131	4.50	300,000,000

TOTAL PAYABLE IN CANADA IN U.S. DOLLARS				368,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.22224				449,786,000	(9)

PAYABLE IN EUROPE IN U.S. DOLLARS
November 26, 2008	November 26, 2004	EMTN68	Step-up	30,000,000

TOTAL PAYABLE IN EUROPE IN U.S. DOLLARS				30,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.15030				34,509,000	(17)

PAYABLE IN JAPAN IN JAPANESE YEN
March 16, 2007	March 18, 1997	KU	3.10	5,000,000,000	(54)
March 16, 2007	March 18, 1997	KV	3.25	15,000,000,000	(55)
July 18, 2007	July 18, 1997	YL012	2.615	10,000,000,000
November 12, 2009	November 12, 1999	YL014	2.00	10,000,000,000
July 28, 2014	July 28, 2003	YL015	0.76	5,000,000,000

TOTAL PAYABLE IN JAPAN IN JAPANESE YEN				45,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.010865				488,916,363	(14)

GLOBAL MARKET PAYABLE IN JAPANESE YEN
January 25, 2010	January 25, 2000	ND	1.875	50,000,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN JAPANESE YEN				50,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.010366				518,312,136	(122)

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
PAYABLE IN EUROPE IN JAPANESE YEN
August 29, 2006	August 29, 1996	EMTN021	4.28	10,000,000,000	(57)
March 26, 2007	April 3, 1997	EMTN033	3.20	10,000,000,000	(47)
June 13, 2007	June 13, 1997	EMTN034	3.58	10,000,000,000	(79)
February 25, 2008	February 25, 1998	EMTN036	2.60	7,100,000,000	(80)
November 19, 2009	November 24, 1999	EMNT046	2.00	10,000,000,000
June 24, 2013	June 24, 2003	EMTN59	0.50	5,000,000,000

TOTAL PAYABLE IN EUROPE IN JAPANESE YEN				52,100,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.011309				589,210,537	(15)

PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS
March 7, 2008	March 7, 2003	EMTN054	4.75	100,000,000
April 23, 2013	April 23, 2003	EMTN057	5.50	100,000,000

TOTAL PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS				200,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.78000				155,999,820	(117)

PAYABLE IN EUROPE IN EUROS
July 29, 2008	July 29, 1996	KD	6.875	457,347,051	(121)
July 21, 2009	July 21, 1997	EMTN035	5.875	457,347,051	(118)
March 12, 2010	March 12, 2003	EMTN055	3.50	400,000,000

TOTAL PAYABLE IN EUROPE IN EUROS				1,314,694,102

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.70189				2,237,459,933	(27)

GLOBAL MARKET PAYABLE IN EUROS
May 14, 2013	May 7, 2003	NZ	4.125	750,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN EUROS				750,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.58460				1,188,448,245	(119)

PAYABLE IN EUROPE IN SWISS FRANCS
September 15, 2009	September 15, 2004	EMTN66	2.00	250,000,000
September 8, 2014	September 8, 2005	PH	2.00	200,000,000
June 29, 2015	June 29, 2005	PF	2.125	200,000,000

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				650,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.98531				640,448,613	(131)

GLOBAL MARKET PAYABLE IN NEW ZEALAND DOLLARS
March 3, 2008	March 3, 2003	NV	5.75	250,000,000
December 3, 2008	December 3, 1998	MF	6.25	250,000,000
June 16, 2015	June 16, 2005	PG	6.25	750,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN NEW ZEALAND DOLLARS				1,250,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.82457				1,030,709,875	(69)

PAYABLE IN EUROPE IN NEW ZEALAND DOLLARS
October 12, 2010	October 12, 2005	EMTN72	6.375	250,000,000

TOTAL PAYABLE IN EUROPE IN NEW ZEALAND DOLLARS				250,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.79730				199,325,000	(125)

PAYABLE IN EUROPE IN POUND STERLING
July 28, 2009	July 28, 2004	EMTN65	5.375	200,000,000

TOTAL PAYABLE IN EUROPE IN POUND STERLING				200,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $2.37714				475,427,600	(114)

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
PAYABLE IN EUROPE IN HONG KONG DOLLARS
June 26, 2013	June 12, 2003	EMTN61	4.10	500,000,000

TOTAL PAYABLE IN EUROPE IN HONG KONG DOLLARS				500,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.17410				87,051,195	(13)

PAYABLE IN EUROPE IN SOUTH AFRICAN RAND
August 17, 2015	August 17, 2005	EMTN71	7.75	300,000,000

TOTAL PAYABLE IN EUROPE IN SOUTH AFRICAN RAND				300,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.18027				54,082,160	(126)

TOTAL DEBENTURES AND BONDS				98,915,954,081

TREASURY BILLS				4,188,644,000	(84)

U.S. COMMERCIAL PAPER (in U.S. Dollars)				522,000,000	(91)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.24167				648,153,501

TOTAL PUBLICLY HELD DEBT				103,752,751,582

OTHER DEBT
SCHOOL BOARD TRUST DEBT
Year ending March 31
2037	2004		5.90	891,000,000
Less: Sinking Fund				(28,121,708)

				862,878,292	(23)

TOTAL DEBT ISSUED FOR PROVINCIAL PURPOSES				124,833,268,592
Consolidation and other adjustments				2,039,512,280

TOTAL DEBT ISSUED FOR PROVINCIAL PURPOSES AFTER CONSOLIDATION AND OTHER ADJUSTMENTS				126,872,780,872	(83)

DEBT ISSUED FOR INVESTMENT PURPOSE*
ONTARIO POWER GENERATION INC				5,126,000,000
HYDRO ONE INC				3,759,000,000

TOTAL DEBT ISSUED FOR INVESTMENT PURPOSES				8,885,000,000

* Debt for Investment Purposes, as a result of a debt for equity swap between the Province and Ontario Power General Inc. and Hydro One Inc., is eliminated upon consolidation.

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
Debt Issued for Ontario Electricity Financial Corporation (OEFC)
PAYABLE IN CANADA IN CANADIAN DOLLARS
NON-PUBLICLY HELD DEBT
Canada Pension Plan Investment Fund
2007	1986	CPP	9.64	119,000,000
2008	1988	CPP	9.13 to 9.72	388,715,000
2009	1989	CPP	9.62 to 10.31	589,319,000
2010	1990	CPP	9.61 to 10.31	650,712,000
2021	2001	CPP	6.08	19,375,000
2022	2002	CPP	6.17 to 6.29	172,961,000
2023	2003	CPP	6.16	38,130,000

TOTAL NON-PUBLIC PAYABLE IN CANADA IN CANADIAN DOLLARS				1,978,212,000	(5)

PAYABLE IN CANADA IN CANADIAN DOLLARS
PUBLICLY HELD DEBT
May 1, 2006	August 1, 2003	DMTN76	3CBA	720,000,000
June 1, 2006	November 25, 2003	DMNT89	3CBA	100,000,000
June 2, 2006	April 29, 2004	DMTN111	3CBA+0.15	110,500,000	(4)
September 8, 2006	September 16, 2003	DMTN78	3.50	1,000,000,000
September 27, 2006	September 27, 2004	DMTN124	1CBA-0.01	100,000,000
October 1, 2008	February 13, 2004	DMTN85	3CBA+0.03	736,000,000	(28)(107)
December 1, 2008	January 22, 1999	HC-LZ	5.70	650,000,000
May 19, 2009	April 30, 2004	DMTN112	4.00	30,000,000	(8)
May 19, 2009	May 4, 2004	DMTN113	Step-up	25,000,000	(12)
May 19, 2009	May 24, 2005	DMTN106	4.00	500,000,000
August 13, 2009	February 13, 2004	DMTN99	3.21	492,341,653	(124)
October 1, 2009	October 5, 2004	DMTN126	3CBA+0.03	350,000,000
November 19, 2009	July 26, 2000	CH-MU	6.20	500,000,000
November 19, 2010	September 1, 2000	HC-NK	6.10	500,000,000
March 15, 2011	March 15, 2001	DMTN3	Step-up	50,000,000	(37)
December 2, 2011	July 20, 2001	DMTN8	6.10	500,000,000
December 2, 2012	May 12, 2003	DMTN53	5.375	500,000,000
June 2, 2013	May 28, 2003	DMTN69	4.75	500,000,000
March 8, 2014	January 28, 2004	DMTN93	5.00	1,000,000,000	(109)
March 8, 2015	January 24, 2005	DMTN135	4.50	500,000,000
March 8, 2016	February 14, 2006	DMTN163	4.40	250,000,000	(105)
June 2, 2018	June 6, 2005	DMTN79	5.50	60,000,000	(10)
June 2, 2020	February 22, 2005	DMTN140	4.85	29,000,000	(92)
September 8, 2023	November 29, 2004	HP	8.10	50,000,000	(59)
June 2, 2027	February 4, 2000	HC-KJA	7.60	100,500,000	(61)
August 25, 2028	April 6, 1999	HC-LQA	6.25	78,600,000
June 2, 2031	February 24, 2000	HC-NF	6.20	500,000,000	(51)
December 1, 2036	October 4, 2005	DMTN158	2.00 Real Return	706,867,000	(44)

				10,638,808,653

PAYABLE IN EUROPE IN CANADIAN DOLLARS
April 17, 2013	June 3, 2003	EMTN56	5.50	150,000,000
July 8, 2014	July 8, 2004	EMTN63	3CBA+0.07	500,000,000
February 17, 2015	February 17, 2005	EMTN69	4.50	200,000,000

				850,000,000

PAYABLE IN EUROPE IN SWISS FRANCS
July 8, 2013	July 8, 2003	EMTN60	2.50	300,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.02348				307,045,455	(35)

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS
September 2, 2009	September 2, 2004	EMTN67	5.75	150,000,000
July 13, 2012	July 13, 2005	EMTN70	5.50	125,000,000

TOTAL PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS				275,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.93634				257,492,275	(112)

PAYABLE IN EUROPE IN SOUTH AFRICAN RAND
November 22, 2010	November 22, 2005	EMTN75	7.75	300,000,000

CANADIAN DOLLARS EQUIVALENT EXCHANGE RATE OF $0.17556				52,666,667	(116)

PAYABLE IN CANADA IN U.S. DOLLARS
September 15, 2006	September 15, 2004	DMTN120	3 LIBOR-0.15	70,000,000

CANADIAN DOLLARS EQUIVALENT EXCHANGE RATE OF $1.28900				90,230,000	(129)

GLOBAL MARKET PAYABLE IN U.S. DOLLARS
June 30, 2006	April 10, 2003	GLB-NX	2.35	500,000,000
March 28, 2008	February 26, 2003	GLB-NW	3.282	300,000,000	(88)
October 1, 2008	March 19, 2001	GLB-MBb	5.50	250,000,000
February 3, 2015	February 3, 2005	GLB-PE	4.50	500,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				1,550,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.34532				2,085,250,000	(93)

TOTAL DEBENTURES AND BONDS				14,281,493,050

TREASURY BILLS				1,421,000,000

U.S. COMMERCIAL PAPER (in U.S. Dollars)				50,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.1607				58,035,000

TOTAL DEBT ISSUED BY THE PROVINCE FOR OEFC				17,738,740,050
DIRECT OEFC DEBT				10,294,325,000

TOTAL OEFC DEBT				28,033,065,050

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued
References:

1.	All debt is non-callable, except as noted below. CBA is Canadian Bankers’ Acceptance Rate; 3 CBA is a three month floating rate; LIBOR is London Inter-bank Offered Rate. All foreign currency debt has been converted into Canadian dollars at the rates of the currency exchange agreements if the debt is hedged, or at year end exchange rates if unhedged. The exchange rates of foreign currencies to Canadian dollars as at March 31, 2006 are: Australian dollar 0.8362, Euro 1.4169, Hong Kong dollar 0.150402, Japanese yen 0.009933, New Zealand dollar 0.7193, South African rand 0.1896, Swiss franc 0.8960, and United States dollar 1.1671, U.K. pound 2.0299.

2.	DMTN128: Bonds are extendible at the option of the Province on the initial maturity date of October 27, 2006 and on each extended maturity date thereafter to the final maturity date of October 27, 2011. Interest is payable semi-annually at 4.0% in year 1-2, 4.2% in year 3, 4.5% in year 4, 4.9% in year 5, 5.35% in year 6, 5.8% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.14%.

3.	DMTN129: Bonds are extendible at the option of the Province on the initial maturity date of October 29, 2006 and on each extended maturity date thereafter to the final maturity date of October 29, 2014. Interest is payable monthly at 4.2% in year 1, 4.25% in year 2, 4.35% in year 3, 4.5% in year 4, 4.65% in year 5, 4.85% in year 6, 5.25% in year 7, 5.5% in year 8, 6.0% in year 9 and 7.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.09%.

4.	DMTN111 (OEFC): Maximum reset interest rate on this debt is 4.0%.

5.	CPP: Securities sold to the Canada Pension Plan Investment Fund are payable 20 years after their respective dates of issue, are not negotiable and not transferable or assignable but are redeemable in whole or in part before maturity at the option of the Minister of Finance of Canada, on six months’ prior notice, when the Minister deems it necessary in order to meet the requirements of the Canada Pension Plan. In the case of redemption before maturity, the Ontario Securities are to be redeemed in the order in which they were issued and the amount of Ontario Securities to be redeemed at any time shall be proportionate to the amount of all securities then held to the credit of the said fund represented by Ontario Securities.

Effective July 1, 2005, under a side-letter agreement signed between the Canada Pension Plan Investment Board (CPPIB) and the Province, CPPIB is offering the Province upon maturity of the debentures held to the credit of the Canada Pension Plan Investment Fund that were issued before January 1, 1998, an option of issuing new replacement debentures to the CPPIB with a maximum term of 30 years as of July 1, 2005 (minimum term of 5 years and with subsequent roll over options subject to the 30 years maximum from the date of issue of the first replacement debenture). These debentures are not negotiable or transferable and are assignable only to a wholly-owned subsidiary of the Canada Pension Plan Investment Board.

6.	DMTN143: During the 2005-06 fiscal year, Series DMTN143 was re-opened once, bringing the total issue size to $550 million. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.56%.

7.	CMHC: The terms of these debentures require that equal payments be made each year until their maturity. Each payment consists of blended principal and interest.

8.	DMTN112 (OEFC): Bonds are callable in full but not in part at the option of the Province on May 19, 2006 and bonds may be exchangeable for Series DMTN106 in whole or in part at the option of the bond holders on May 26, 2006.

9.	Domestic USD Bonds: The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

1.22224. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 4.41%.

10.	DMTN79: During the 2005-06 fiscal year, Series DMTN79 was re-opened seven times, bringing the total issue size to $420 million including $60 million for OEFC. In addition, the Province entered into interest rate agreements that effectively converted $125 million of this interest rate obligation to a fixed rate of 4.84%.

11.	DMTN119: During the 2005-06 fiscal year, Series DMTN119 was re-opened seven times, bringing the total issue size to $6,798 million. Province also purchased $202 million of these bonds for cancellation.

12.	DMTN113 (OEFC): Interest is payable semi-annually at 3.5% in 1-2 years and thereafter at 4.0% until the maturity date.

13.	EMTN61: The Province entered into currency exchange agreements that effectively converted these Hong Kong dollar obligations to Canadian dollar obligations at an exchange rate of 0.17410. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 4.99%.

14.	Japan JPY: The Province entered into currency exchange agreements that effectively converted 30 billion of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.011331. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $120 million of these debt to a fixed rate of 6.18%, $220 million to a three-month Canadian BA rate minus 0.051% and the remaining debt of $149 million is at a coupon rate of 1.59%.

15.	EMTN JPY Bonds: The Province entered into currency exchange agreements that effectively converted 37.1 billion of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.011866. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $440 million of these debts to a fixed rate of 6.64%; the remaining debt of $149 million is at a coupon rate of 1.50%.

16.	DMTN86: The Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.42%.

17.	EMTN68: Interest is payable annually at 3.72% in year 1, 3.87% in year 2, 4.02% in year 3 and 4.17% in the final year. The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.15030. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a floating three-month US LIBOR rate minus 0.24%.

18.	DMTN147: Bonds are extendible at the option of the Province on the initial maturity date of June 17, 2007 and on each extended maturity date thereafter to the final maturity date of June 17, 2017. Interest is payable semi-annually at 4.0% in year 1-2, 4.05% in year 3-4, 4.1% in year 5-6, 4.15% in year 7-8, 4.2% in year 9, 4.25% in year 10, 4.75% in year 11 and 5.25% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.13%.

19.	JJ: Bonds are retractable in whole or in part at the option of the bond holders on February 8, 2007. During the fiscal year 2005-06, the Province repurchased $20 million of these bonds for cancellation.

20.	JK: Bonds are retractable in whole or in part at the option of the bond holders on March 1, 2010.

21.	JF: Bonds are exchangeable at the option of the bond holders in whole or in part any time prior to January 12, 2007 at par for Series JG due on January 12, 2035.

22.	DMTN146: Bonds are extendible at the option of the Province on the initial maturity date of June 20, 2007 and on each extended maturity date thereafter to the final maturity date of June 20, 2017.

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II. OUTSTANDING DEBT ISSUED — Continued

Interest is payable semi-annually at 4.0% in year 1-3, 4.2% in year 4-5, 4.25% in year 6-7, 4.3% in year 8-9, 4.5% in year 10, 5.0% in year 11 and 5.5% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.09%.

23.	SBT: The School Board Trust was created in June 2003 to permanently refinance debt incurred by 55 school boards to support their capital projects prior to the introduction of the student focussed funding model in 1998. The trust issued 30-year sinking fund debentures amounting to $891 million in June 2003. The Trust provided $882 million of the proceeds to the 55 school boards in exchange for the irrevocable right to receive future transfer payments from the Province related to this debt. These amounts will be reduced over the 30-year period by the transfer payments made by Ministry of Education to the Trust under the School Board Operating Grant program.

24.	Series HZ, JA, JB, JC, JD: The terms of these debentures require unequal payments, consisting of both principal and interest, to be made at predetermined irregular intervals. By January 10, 2035, the principal to be repaid on these debentures will be $230.8 million.

25.	DMTN145: Bonds are extendible at the option of the Province on the initial maturity date of June 21, 2007 and on each extended maturity date thereafter to the final maturity date of June 21, 2010. Interest is payable semi-annually at 3.1% in year 1-2, 3.3% in year 3, 4.0% in year 4 and 4.7% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.13%.

26.	DMTN137: Bonds are extendible at the option of the Province on the initial maturity date of January 28, 2007 and on each extended maturity date thereafter to the final maturity date of January 28, 2015. Interest is payable semi-annually at 4.1% in year 1-2, 4.15% in year 3, 4.25% in year 4, 4.35% in year 5, 4.5% in year 6, 4.75% in year 7, 5.0% in year 8, 5.75% in year 9, and 6.5% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.39%.

27.	Euro Bonds: The Province entered into currency exchange agreements that effectively converted these Euro obligations to Canadian dollar obligations at an exchange rate of 1.70189. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $2,037 million of these debt to a fixed rate of 5.96% and $200 million to a three-month Canadian BA rate plus 0.057%.

28.	DMTN85 (OEFC): The Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.60%.

29.	OSB: The outstanding amounts represent bonds matured but not yet presented for redemption. No interest is earned on these bonds.

30.	OSB: The Province issues fixed rate Ontario Savings Bonds for a term of three years every year.

31.	DMTN148: Bonds are extendible at the option of the Province on the initial maturity date of June 21, 2007 and on each extended maturity date thereafter to the final maturity date of June 21, 2010. Interest is payable semi-annually at 3.05% in year 1-2, 3.7% in year 3, 4.0% in year 4 and 4.5% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.13%.

32.	DMTN149: Bonds are extendible at the option of the bond holders on June 2, 2016 to the final maturity date of June 2, 2035 and exchange for series DMTN119. Interest is payable semi-annually at 3.6% until June 2, 2016 and 4.8% thereafter if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.67%.

33.	DMTN127: Bonds are extendible at the option of the Province on the initial maturity date of October 14, 2006 and on each extended maturity date thereafter to the final maturity date of October 14, 2009. Interest is payable annually at 4.0% in year 1-2, 4.1% in year 3, 4.4% in year 4,

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II. OUTSTANDING DEBT ISSUED — Continued

5.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.13%.

34.	MW: Registered holder exercised the right to exchange Series MV Bonds for Series MW Bonds on December 2, 2004. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three month Canadian BA rate minus 0.45%.

35.	EMTN60 (OEFC): The Province entered into currency exchange agreements that effectively converted these Swiss francs obligations to Canadian dollar obligations at an exchange rate of 1.02348. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 4.99%.

36.	DMTN150: Bonds are callable at the option of the Province on July 5, 2007. Interest is payable semi-annually at 3.05% in year 1-2 and 4.2% thereafter. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.13%.

37.	DMTN3 (OEFC): Bonds are retractable in whole or in part at the option of the bond holders on March 15, 2005. Interest is payable at 5.50% for the first four years and 6.80% for the remaining six years.

38.	DMTN133: Bonds are retractable at the option of the bond holders on December 2, 2014 or exchangeable for series DMTN119 at par on December 15, 2014. Interest is payable at 4.0% until December 2, 2014 and thereafter at 5.35% until final maturity date. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 5.26%.

39.	DMTN151: Bonds are extendible at the option of the Province on the initial maturity date of August 22, 2007 and on each extended maturity date thereafter to final maturity date of August 22, 2017. Interest is payable semi-annually at 4.1% in year 1-2 and 4.2% in year 3, 4.25% in year 4, 4.3% in year 5, 4.4% in year 6, 4.5% in year 7, 4.6% in year 8, 4.75% in year 9, 5.0% in year 10 and 5.5% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.25%.

40.	DMTN152: Registered bond holder has the right to extend the bond on the maturity date of December 2, 2016 to June 2, 2035 and/or exchange the bond for series DMTN119 at par. Interest is payable semi-annually at 3.75% until maturity and thereafter at 4.75% if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 4.77%.

41.	JL: The terms of these debentures require unequal payments, consisting of both principal and interest, to be made at predetermined irregular intervals with the final payment on January 10, 2045. The total principal and interest to be payable over the life of the debenture is $1,325 million in total.

42.	HY: During the fiscal year 2005-06, the Province repurchased $31.2 million of these bonds for cancellation at a premium of $24.6 million.

43.	Global USD Bonds: The Province entered into currency exchange agreements that effectively converted 10,050 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.30472. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $13,402 million of these debt to a fixed rate of 4.77%, $2 million to three month Canadian BA rate plus 0.105%.

44.	DMTN158: This Real Return Bond bears interest adjusted in relation to All-Items Consumer Price Index for Canada (the “CPI”), issued with a base index of 127.54839. Principal amount will be indexed to include CPI adjustment on redemption date. The amount outstanding represents the indexed value of the original principal of $300 million for the Province and $700 million on-lent to OEFC. Interest is payable semi-annually at 2.0% on the indexed principal. The Province has entered

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II. OUTSTANDING DEBT ISSUED — Continued

into real return swaps and interest rate swaps that synthetically converted $300 million of this debt to a nominal debt at fixed rate of 4.66%.

45.	DMTN1: The Province entered into interest rate agreements that effectively converted the interest rate obligation to a three-month Canadian BA rate minus 0.02%.

46.	MN: Interest is payable quarterly at a three-month Canadian BA rate plus 0.85% for the first two years, and thereafter at 5.75% semi-annually. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a three-month Canadian BA rate minus 0.07%.

47.	EMTN033: Proceeds of issue and repayment are in Japanese yen. Interest is payable in Australian dollars annually based on a notional principal of Australian dollars $103.2 million at 3.2%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 6.86%.

48.	DMTN134: Bonds are extendible at the option of the Province on the initial maturity date of January 19, 2007 and on each extended maturity date thereafter to the final maturity date of January 19, 2017. Interest is payable semi-annually at 4.2% in year 1-2, 4.5% in year 3-4, 4.75% in year 5, 5.0% in year 6, 5.25% in year 7, 5.5% in year 8, 5.75% in year 9, 6.0% in year 10, 6.5% in year 11 and 7.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.39%.

49.	DMTN154: Bonds are extendible at the option of the Province on the initial maturity date of September 21, 2007 and on each extended maturity date thereafter to final maturity date of September 21, 2017. Interest is payable semi-annually at 4.0% in year 1-2 and 4.1% in year 3-4, 4.2% in year 5-6, 4.3% in year 7-8, 4.5% in year 9, 4.6% in year 10, 5.0% in year 11, 5.25% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.19%.

50.	DMTN136: Interest rate on this debt is capped at 3.25% in year 1, 3.90% in year 2 and 4.65% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.67%.

51.	NF: This issue has been on-lent to OEFC until June 2, 2010, after which the issue will be assumed by the Province until the maturity date.

52.	DMTN157: Interest is payable semi-annually at 15.0% until January 13, 2006 and thereafter at 5.0%.

53.	DMTN70: The Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 4.02%.

54.	KU: Proceeds of issue and repayment are in Japanese yen. Interest is payable in Australian dollars, based on a notional principal of AUD 52.5 million at 3.10%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a three-month Canadian BA rate minus 0.051%.

55.	KV: Proceeds of issue and repayment are in Japanese yen. Interest is payable in U.S. dollars, based on a notional principal of USD 120.8 million at 3.25%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a three-month Canadian BA rate minus 0.051%.

56.	DMTN116: Bonds are extendible at the option of the bond holders on the initial maturity date of September 8, 2013 to the final maturity date of March 8, 2033. Interest is payable semi-annually at 4.625% until the initial maturity date and at 5.85% if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 5.08%.

57.	EMTN021: Proceeds of issue and repayment are in Japanese yen. Interest is payable in Australian dollars based on a notional principal of AUD 121.1 million at 4.28%. In addition, the Province entered

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II. OUTSTANDING DEBT ISSUED — Continued

into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 7.38%.

58.	DMTN155: Bonds are extendible at the option of the Province on the initial maturity date of September 22, 2007 and on each extended maturity date thereafter to final maturity date of September 22, 2010. Interest is payable monthly at 3.25% in year 1-2 and 3.5% in year 3, 3.75% in year 4 and thereafter at 4.0% until final maturity date. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.20%.

59.	HP: Total outstanding amount is $990.6 million, including $50 million for OEFC.

60.	DMTN46: Series DMTN46 is a Zero coupon bond. The principal and interest is repayable on a blended semi-annual instalment. During the fiscal year 2005-06, principal repaid was $4.6 million.

61.	KJ: Total outstanding amount is $4,836 million, including $101 million for OEFC.

62.	OSB: 1999-2005 Series are redeemable at the option of the holder on June 21 and December 21 and also during the 14 calendar days immediately after, with the exception of fixed rate bonds which are redeemable at maturity only. All current outstanding OSBs may be redeemed upon the death of the beneficial owner.

63.	DMTN156: Bonds are extendible at the option of the Province on the initial maturity date of September 26, 2007 and on each extended maturity date thereafter to final maturity date of September 26, 2013. Interest is payable semi-annually at 3.75% in year 1-2 and 3.85% in year 3-4, 3.95% in year 5, 4.05% in year 6, 4.15% in year 7, 4.25% in year 8, 4.5 % in year 9, 5.0% in year 10, 5.5% in year 11 and 6.0% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.26%.

64.	NE: During the 2005-06 fiscal year, Series NE was re-opened eight times, bringing the total issue size to $1,489 million.

65.	OPB & OPPT: Pursuant to the Ontario Public Service Employees’ Pension Act 1994 and the Asset Transfer Agreement of December 12, 1994, the Province was obligated to re-split the debentures between the Public Service Pension Fund (“PSPF”) and the Ontario Public Service Employees’ Union Pension Plan Trust Fund (“OPSEU Fund”) based on accurate data when it was available. On June 13, 1997 a Restated Sponsorship Amendment and Asset Transfer Agreement was signed, replacing the 1994 agreement and resulting the existing split after debt payment. The terms of these debentures require that the principal be repaid in 12 equal monthly payments in the year preceding the date of maturity.

66.	OSB (Step-up): 2001 Series: Interest is payable at 4.25% in year 1, 5.00% in year 2, 5.75% in year 3, 6.25% in year 4 and 6.75% in the final year. 2002 Series: Interest is payable at 2.50% in year 1, 3.75% in year 2, 4.5% in year 3, 5.0% in year 4 and 5.5% in the final year. 2003 Series: Interest is payable at 2.75% in year 1, 3.25% in year 2, 3.5% in year 3, 4.0% in year 4 and 4.25% in the final year. 2004 Series: Interest payable at 1.7% in year 1, 3% in year 2, 3.5% in year 3, 4.5% in year 4 and 6% in the final year. 2005 Series: Interest payable at 2.25% in year 1, 2.75% in year 2, 3.0% in year 3, 3.5% in year 4 and 4.0% in the final year.

67.	OSB (Variable): The Minister of Finance will reset the interest rate every six months. Effective December 21, 2005, the interest rate was set at 3.1%.

68.	DMTN85: The Province entered into interest rate agreements that effectively converted the interest rate obligation on $1,310 million of this debt to a fixed rate of 3.85% and the balance of $300 million to a floating one month CBA plus 0.05%.

69.	Global NZD Bonds: The Province entered into currency exchange agreements that effectively converted these New Zealand dollar obligations to Canadian dollar obligations at an exchange rate of 0.82457. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 4.57%.

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70.	DMTN159: Bonds are extendible at the option of the Province on the initial maturity date of October 31, 2007 and on each extended maturity date thereafter to final maturity date of October 31, 2017. Interest is payable semi-annually at 4.0% in year 1-2 and 4.1% in year 3, 4.2% in year 4, 4.3% in year 5, 4.4% in year 6, 4.5% in year 7, 4.6% in year 8, 4.75% in year 9, 5.0% in year 10, 5.5% in year 11 and 6.0% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.55%.

71.	JE: During the fiscal year 2005-06, the Province purchased $40 million of these bonds for cancellation at a premium of $22.5 million.

72.	DMTN135: During the 2005-06 fiscal year, Series DMTN135 was re-opened four times, bringing the total issue size to $2,500 million. Outstanding amount includes bonds held by Ontario Strategic Infrastructure Financing Authority of $67 million.

73.	DMTN160: Bonds are extendible at the option of the Province on the initial maturity date of November 4, 2007 and on each extended maturity date thereafter to final maturity date of November 4, 2010. Interest is payable semi-annually at 3.7% in year 1-2 and 3.85% in year 3, 4.1% in year 4, 4.5% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.55%.

74.	EMTN56: During the fiscal year 2005-06, the Province purchased $45 million of these bonds for cancellation.

75.	DMTN91: Bonds were extended at the option of the Province on the initial maturity date of January 26, 2006, and are extendible on each extended maturity date thereafter to the final maturity date of January 26, 2009. Interest is payable semi-annually at 3.75% in years 1-2, 3.90% and 4.05% for the two payments in year 3, 4.20% and 4.45% for the two payments in year 4, and 5.25% and 6.00% for the two payments in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a 3 month CBA minus 0.08%.

76.	DMTN123: Bonds are extendible at the option of the Province on the initial maturity date of October 1, 2006 and on each extended maturity date thereafter to the final maturity date of October 1, 2010. Interest is payable semi-annually at 4.0% in year 1-2, 4.1% in year 3, 4.3% in year 4, 4.9% in year 5, 5.75% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.12%.

77.	DMTN162: Bonds are extendible at the option of the Province on the initial maturity date of December 7, 2007 and on each extended maturity date thereafter to final maturity date of December 7, 2017. Interest is payable monthly at 4.2% in year 1-2 and 4.25% in year 3, 4.35% in year 4, 4.45% in year 5, 4.5% in year 6, 4.6% in year 7, 4.7% in year 8, 4.85% in year 9, 5.0% in year 10 and 5.25% in year 11 and 5.5% final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 4.31%.

78.	DMTN98: Bonds were extended at the option of the Province on the initial maturity date of February 12, 2006 and are extendible on each extended maturity date thereafter to the final maturity date of February 12, 2009. Interest is payable semi-annually at 3.25% in years 1-2, 3.40% and 3.60% for the two payments in year 3, 3.80% and 4.30% for the two payments in year 4, and 5.00% and 6.00% for the two payments in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a 3 month CBA minus 0.08%.

79.	EMTN34: Proceeds of issue and repayment of principal are in Japanese yen. Interest is payable in U.S. dollars annually based on a notional principal of USD 86.3 million at 3.58%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 6.35%.

80.	EMTN36: Proceeds of issue and repayment of principal are in Japanese yen. Interest is payable in US dollars semi-annually based on a notional principal of USD 57.1 million at 2.6%. In addition, the

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Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 5.57%.

81.	DMTN139: Bonds are extendible at the option of the Province on the initial maturity date of February 25, 2007 and on each extended maturity date thereafter to the final maturity date of February 25, 2010. Interest is payable annually at 3.25% in year 1-2, 3.6% in year 3, 4.25% in year 4, and 5.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.42%.

82.	DMTN87: During the 2005-06 fiscal year, Series DMTN87 was re-opened once, bringing the total issue size to $750 million.

83.	Total Debt Issued for Provincial Purposes after consolidation and other adjustments include the following debt issued by other government organizations: $2,106.1 million by Ontario Housing Corporation, $79 million by Ontario Municipal Improvement Corporation, $387.2 million by Toronto Area Transit Operating Authority (GO Transit), $1,323.4 million by Ontario Strategic Infrastructure Financing Authority and debt of Royal Ontario Museum of $52 million and offset by elimination of Ontario Housing Corporation’s debt of $1,157.2 million and Ontario Treasury Bills and Bonds held by other organizations and agencies of $758.7 million.

84.	The Treasury Bills balance includes the following Treasury Bills holdings by government organizations: $192 million held by the Northern Ontario Heritage Fund Corporation, $102 million held by Ontario Trillium Foundation, $69 million held by Ontario Reality Corporation, $33 million held by Ontario Securities Commission and $38 million held by Ministry of Health & Long Term Care.

85.	DMTN118: Bonds are extendible at the option of the Province on the initial maturity date of September 7, 2006 and on each extended maturity date thereafter to the final maturity date of September 7, 2011. Interest is payable semi-annually at 4.1% in year 1-2, 4.25% in year 3, 4.6% in year 4, 4.85% in year 5, 5.0% in year 6 and 6.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.11%.

86.	DMTN124: The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.31%.

87.	DMTN101: Bonds were extended at the option of the Province on the initial maturity date of March 19, 2006, and are extendible on each extended maturity date thereafter to the final maturity date of March 19, 2011. Interest is payable monthly at 3.25% in years 1-2, 3.30% in year 3, 3.90% in year 4, 5.00% in year 5, 5.40% in year 6, and 6.35% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a 3 month CBA minus 0.09%.

88.	NW (OEFC): Bonds are callable in full but not in part at the option of the Province on September 7, 2006 and every six months thereafter to final maturity date of March 28, 2008.

89.	DMTN106: During the 2005-06 fiscal year, Series DMTN106 was re-opened once, bringing the total issue size to $1,250 million including $500 million for OEFC.

90.	MH: The terms of these debentures require that a special one-time interest payment of $31.1 million be made at maturity.

91.	U.S. Commercial Paper issues are non-interest bearing with maturities up to 92 days.

92.	DMTN140: During fiscal year 2005-06, Series DMTN140 was re-opened six times, bringing the total issue size to $428 million, including $29 million for OEFC.

93.	Global USD Bonds (OEFC): The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.34532. In addition, the Province entered into interest rate agreements that effectively

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

converted the interest rate obligations on $1,746 million of these debt to a fixed rate of 4.63% and $339 million to a floating three month U.S. LIBOR rate minus 0.1%.

94.	DMTN44: During the 2005-06 fiscal year, Series DMTN44 was re-opened once, bringing the total issue size to $100 million.

95.	DMTN24: Bonds were extended at the option of the bond holders on the initial maturity date of November 20, 2002, and are extendible annually on each extended maturity date thereafter to the final maturity date of February 20, 2007. Interest is payable quarterly at a three-month Canadian BA rate minus 0.05% in year 1, three-month Canadian BA rate minus 0.01% in year 2, three-month Canadian BA rate plus 0.03% in year 3, three-month Canadian BA rate plus 0.05% in year 4, and three-month Canadian BA rate plus 0.07% for the remaining term.

96.	HJ: Outstanding amounts include bonds held by Agricorp, a government organization, of $6.8 million in Series HJ.

97.	DMTN08: Outstanding amount includes bonds held by government organizations: Legal Aid of $0.6 million and Agricorp of $9 million.

98.	DMTN46: This is a variable payment, zero coupon bond with a yield of 4.53%.

99.	DMTN125: Bonds are extendible at the option of the Province on the initial maturity date of October 27, 2006 and on each extended maturity date thereafter to the final maturity date of October 27, 2014. Interest is payable semi-annually at 4.45% in year 1-2, 4.55% in year 3, 4.65% in year 4, 4.75% in year 5, 4.85% in year 6, 5.0% in year 7, 5.25% in year 8, 6.0% in year 9 and 7.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.14%.

100.	DMTN114: Bonds are extendible at the option of the Province on the initial maturity date of July 7, 2006 and on each extended maturity date thereafter to the final maturity date of July 7, 2009. Interest is payable annually at 4.2% in year 1-2, 4.55% in year 3, 5.0% in year 4, and 5.5% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.18%.

101.	DMTN103: Bonds were extended at the option of the Province on the initial maturity date of March 26, 2006, and are extendible on each extended maturity date thereafter to the final maturity date of March 26, 2014. Interest is payable semi-annually at 4.00% in years 1-2, 4.10% in year 3, 4.15% in year 4, 4.30% in year 5, 4.50% in year 6, 4.75% in year 7, 5.00% in year 8, 5.25% in year 9, and 5.75% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a 3 month CBA minus 0.07%.

102.	DMTN115: Bonds are extendible at the option of the Province on the initial maturity date of July 2, 2006 and on each extended maturity date thereafter to the final maturity date of July 2, 2010. Interest is payable semi-annually at 4.35% in year 1-2, 4.6% in year 3, 5.0% in year 4, 5.25% in year 5 and 5.75% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 3.18%.

103.	DMTN90: The Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.71%.

104.	DMTN97: The Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.28%.

105.	DMTN163: Total issue size is $500 million, including $250 million for OEFC.

106.	DMTN96: The Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.37%.

107.	DMTN85: Total outstanding amount is $2,346 million, including $736 million for OEFC. During the fiscal year 2005-06, the Province repurchased $250 million of these bonds for cancellation.

108.	DMTN142: Interest is capped at 5.0%.

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

109.	DMTN93: Total issue size is $3,500 million, including $1,000 million for OEFC. Outstanding amount includes bonds held by Ontario Strategic Infrastructure Financing Authority of $250 million.

110.	DMTN30: Bonds were extended at the option of the bond holders on the initial maturity date of December 5, 2002, and are extendible annually on each extended maturity date to the final maturity date of December 5, 2008. Interest is payable quarterly at a three-month Canadian BA rate minus 0.05% in year 1, minus 0.01% in year 2, plus 0.03% in year 3, plus 0.05% in year 4, plus 0.07% in year 5, and plus 0.08% in the final two years.

111.	NK: Outstanding amount includes bonds held by Agricorp, a government organization, of $11 million in Series NK.

112.	EMTN AUD Bonds (OEFC): The Province entered into exchange rate agreement that effectively converted these Australian dollar obligations to Canadian dollar obligations at an exchange rate of 0.93634. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation of this debt to a fixed rate of 4.20%.

113.	DMTN122: The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.28%.

114.	EMTN65: The Province entered into currency exchange agreements that effectively converted these pound sterling obligations to Canadian dollar obligations at an exchange rate of 2.37714. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.30%.

115.	DMTN110: Bonds are retractable at the option of the holders on March 8, 2012 or exchangeable at par on March 21, 2012 for the Series DMTN61 maturing on March 8, 2033. Interest is payable semi-annually at 3.25% until March 8, 2012 and 5.85% to March 8, 2033. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a rate of 5.72%.

116.	EMTN75 (OEFC): The Province entered into exchange rate agreements that effectively converted this South African rand obligation to Canadian dollar obligations at an exchange rate of $0.17556. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation of this debt to a fixed rate of 4.72%.

117.	EMTN AUD Bonds: The Province entered into currency exchange agreements that effectively converted these Australian dollar obligations to Canadian dollar obligations at an exchange rate of 0.7800. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 5.13%.

118.	EMTN35: The amount outstanding in legacy currency is French francs 3 billion. The French franc was converted to euro using conversion rate of one euro equals: 6.55957 French francs in accordance with Council Regulation (EU) No. 2866/98. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a rate of 5.65%.

119.	NZ: The Province entered into currency exchange agreements that effectively converted this euro obligation to Canadian dollar obligation at an exchange rate of 1.58460. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 5.23%.

120.	DMTN121: Bonds are extendible at the option of the Province on the initial maturity date of September 20, 2006 and on each extended maturity date thereafter to the final maturity date of September 20, 2011. Interest is payable semi-annually at 4.15% in year 1-2, 4.25% in year 3, 4.4% in year 4, 4.6% in year 5, 4.90% in year 6 and 6.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.12%.

121.	KD: The amount outstanding in legacy currency is French francs 3 billion. The French franc was converted to euro using conversion rate of one euro equals: 6.55957 French francs in accordance

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Continued

with Council Regulation (EU) No. 2866/98. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 6.61%.

122.	ND: The Province entered into currency exchange agreements that effectively converted 10 billion of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.012099. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $121 million of this debt to a fixed rate of 6.49%; the remaining debt of $397 million is at a coupon rate of 1.88%.

123.	OIIC: These are zero coupon bonds. Outstanding amount represents the amount payable at maturity.

124.	DMTN99: Principal and interest are repayable in semi-annual instalments of $89.9 million starting from August 13, 2004. The total outstanding debt is $590.8 million, including $492.3 million for OEFC. The Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.32% on $492.3 million for OEFC and the remaining $98.5 million to a rate of 3.08%. Outstanding amount includes bonds held by government organizations, Legal Aid, a government organization, of $3.7 million and by Cancer Care Society of $1.3 million, in Series DMTN99.

125.	EMTN72: The Province entered into currency exchange agreements that effectively converted this New Zealand dollar obligation to Canadian dollar obligation at an exchange rate of 0.79730. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to fixed rate of 4.24%.

126.	EMTN71: The Province entered into currency exchange agreements that effectively converted this South African rand obligation to Canadian dollar obligation at an exchange rate of 0.18027. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate 4.20%.

127.	DMTN117: Bonds were issued at a premium of $47.5 million.

128.	DMTN102: Bonds are extendible at the option of the bond holders on March 8, 2009 to the final maturity date of March 8, 2033. In addition, the bond holders have the option to exchange this bond for DMTN61 on March 18, 2009. Interest is payable semi-annually at 3.0% until March 8, 2009 and 5.85%, thereafter if extended. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation to a rate of 4.25%.

129.	DMTN120 (OEFC): The Province entered into exchange rate agreement that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.289. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation of this debt to a fixed rate of 3.30%.

130.	LE: Outstanding amount includes bonds held by Agricorp, a government organization, of $15 million. The Province entered into interest rate agreements that effectively converted the interest rate obligation on $100 million of this debt to a three-month Canadian BA rate minus 0.125%.

131.	Europe CHF Bonds: The Province entered into currency exchange agreements that effectively converted 625 million of these Swiss franc obligations to Canadian dollar obligations at an exchange rate of 0.98895. In addition, the Province entered into interest rate agreements that effectively converted $596 million of the interest rate obligations to a fixed rate of 4.14%.

132.	DMTN108: Bonds are extendible at the option of the Province on the initial maturity date of May 3, 2006 and on each extended maturity date thereafter to the final maturity date of May 3, 2010. Interest is payable semi-annually at 3.5% in year 1-2, 3.75% in year 3, 4.25% in year 4, 5.5% in year 5 and 6.75% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 2.71%.

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
II. OUTSTANDING DEBT ISSUED — Concluded

133.	DMTN107: Bonds are extendible at the option of the Province on the initial maturity date of May 5, 2006 and on each extended maturity date thereafter to the final maturity date of May 5, 2011. Interest is payable semi-annually at 4.0% in year 1-2, 4.15% in year 3, 4.25% in year 4, 4.75% in year 5 and 5.0% in year 6 and 6.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 2.66%.

134.	OHC: Debentures issued to Ontario Housing Corporation (OHC) are not negotiable and not transferable or assignable but are redeemable in whole of in part at the option of the OHC, on six months prior written notice.

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY
THE PROVINCE OF ONTARIO
For the year ended March 31, 2006
LOANS GUARANTEED

	Year of	Rate of	Outstanding
	Issue	Interest	March 31, 2006	References

		%	$
MINISTRY OF AGRICULTURE AND FOOD
Commodity Loan Guarantee Program	2005-06	Various	9,222,907	(1)
Feeder Cattle Loan Guarantee Program	2005-06	Various	8,617,524
FarmPlus Rural Loan Pool Program	2005-06	Various	7,862,541	(2)

TOTAL MINISTRY OF AGRICULTURE AND FOOD			25,702,972

MINISTRY OF COMMUNITY AND SOCIAL SERVICES
Ontario College of Social Workers and Social Service Workers	1999	Prime-0.6	3,100,000	(3)

TOTAL MINISTRY OF COMMUNITY AND SOCIAL SERVICES			3,100,000

MINISTRY OF ECONOMIC DEVELOPMENT AND TRADE
The Development Corporations Act
Total guarantees re various companies	Various	Prime+1	165,116
Youth Entrepreneurs Program	2001-05	Prime+1	1,839,623

TOTAL MINISTRY OF ECONOMIC DEVELOPMENT AND TRADE			2,004,739

MANAGEMENT BOARD SECRETARIAT
Bank of Montreal — Employee Corporate Travel Cards	2006	N/A	5,000,000
Mortgage Guarantees Dissolution of Ontario Land Corporation	1971-76	N/A	24,858	(4)

TOTAL MANAGEMENT BOARD SECRETARIAT			5,024,858

MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING
Ontario Housing Corporation “Homes Now” Mortgage Financing Program	1989	Various	166,127,703	(5)

TOTAL MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING			166,127,703

MINISTRY OF NATURAL RESOURCES
Freshwater Fish Marketing Corporation	1969	Variable	1,000,000

Fibratech Manufacturing, Inc.	2005	7%	2,000,000

TOTAL MINISTRY OF NATURAL RESOURCES			3,000,000

MINISTRY OF NORTHERN DEVELOPMENT AND MINES
Algoma Central Railway	1995	N/A	3,800,000

TOTAL MINISTRY OF NORTHERN DEVELOPMENT AND MINES			3,800,000

MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES
Ontario Student Loan Plan:
Class “A”	Various	Prime	775,942,238
Class “B”	Various	Prime+1	75,810,384
Class “C”	Various	Prime+1	867,797,776

TOTAL MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES			1,719,550,398

TOTAL LOANS GUARANTEED			1,928,310,670

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY
THE PROVINCE OF ONTARIO — Continued

	Year of	Rate of	Outstanding
	Issue	Interest	March 31, 2006	References

		%	$
OTHER
MINISTRY OF FINANCE
GO Transit Refinancing (TATOA)	1994	N/A	387,292,854	(6)
Deposit Insurance Corporation of Ontario	2004	N/A	10,000,000	(9)
Ontario Municipal Improvement Corporation	1991	N/A	79,021,000	(7)
Loan Facility by Woodslee Credit Union loan from Pelee Island Co-operative Association	2005	N/A	600,000	(10)
Former Province of Ontario Savings Office (POSO) — Term Deposits	2003	N/A	215,095,378	(8)

TOTAL MINISTRY OF FINANCE			692,009,232

TOTAL OTHER			692,009,232

TOTAL CONTINGENT LIABILITIES			2,620,319,902

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY
THE PROVINCE OF ONTARIO — Concluded
For the year ended March 31, 2006
References:

1.	The Province’s maximum liability for the program is $200,000,000.

2.	The Province’s maximum liability for the program is $50,000,000.

3.	Amount represents loan guarantee for the Ontario College of Social Workers and Social Service Workers from the Royal Bank of Canada up to $3,100,000 for a period ending December 31, 2006.

4.	The Ministry of Finance assumed the contingent liability arising from the Mortgage Guaranty Fund of the Ontario Land Corporation, which was dissolved on March 31, 1987.

5.	Loans totaling $1,323 million taken by OHC for “Homes Now” from the Federal Government’s CPP allotment have been guaranteed by the Province. Starting 1993, most of these loans, except for loans related to Student Housing ($166,127,703), were refinanced by the private sector and funds realized were loaned to the Ministry of Finance. The Ministry of Finance will report its loan of $1,157 million as a liability therefore this should be excluded from the guarantee amount.

6.	The Province has entered into a sale and conditional sale-back arrangement of GO Transit with Asset Finance Bermuda Limited. The deal provided the Province with about $431 million in the initial fiscal year 1993-94 with an option of additional borrowing and to repay in year 2006. GO Transit will maintain control over its assets and operations and provision will be made within twelve years to buy back the asset.

7.	In accordance with the Capital Investment Plan Act, 1993, the Ontario Municipal Improvement Corporation’s (OMIC) assets and liabilities were transferred to the Ontario Financing Authority (OFA) on November 15, 1993. OMIC received loans from the Canada Pension Plan (CPP) and the Province, which OMIC used to make loans to municipalities and school boards under similar terms as its debt.

8.	Upon the sale of the former Province of Ontario Savings Office (POSO) to Desjardins Credit Union on March 31, 2003, the Province provided a maximum five year guarantee up to March 31, 2008 for POSO term deposits (principal and interest) purchased up to March 31, 2003. The remaining outstanding amount of term deposits, guaranteed as at March 31, 2006 is $215 million.

9.	The Province has guaranteed the repayment of revolving credit facility made by Canadian Imperial Bank of Commerce to the Deposit Insurance Corporation of Ontario (DICO) for a period beginning January 1, 2006 and ending December 31, 2006. The maximum amount guaranteed is $10 million including interest, costs and expenses thereon. DICO will pay the Province a guarantee fee of 0.005% of credit facility plus 0.05% of actual borrowings.

10.	The Province has guaranteed the repayment of loan facility made by Woodslee Credit Union Limited to Pelee Island Cooperative Association for a period beginning October 6, 2005 ending October 5, 2020. The maximum amount guaranteed is $0.6 million including interest, costs and expenses thereon.

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
IV. CLAIMS AGAINST THE CROWN
As at March 31, 2006
      The following are claims arising from legal action either in progress or threatened against the Crown in respect of breach of contract, damages to persons and property and like items. The amounts claimed have not been specified, but in each case are expected to exceed $50 million.

1.	Dudley Abbot et al. (preferred shareholders of Crown Trust) v. HMQRO.

2.	Theriault in respect of mining leases to Hemlo Gold Mines v. HMQRO.

3.	Chiefs of Ontario v. HMQRO.

4.	Mary Lou LaPratte, Roland LaPratte, Sheila Horrell, Arthur Horrell et al v. HMQRO.

5.	Monaghan, John Richard v. HMQRO.

6.	Alberto Docouto v. HMQRO.

7.	Vance Hamilton Egglestone v. HMQRO, Barker and Maier.

8.	Arnold Guettler, Neo-Form Corporation and Neo-Form North America Corporation v. HMQRO et al.

9.	R. Shawn A. Cantlon v. HMQRO.

10.	Anne and Alexander Larcade v. HMQRO.

11.	Pearson v. Inco Ltd., HMQRO.

12.	Timothy Natyshak v. HMQRO et al.

13.	Ayok, Chol v. York University.

14.	Frank Defazio, et al. v. HMQRO, Toronto Transit Commission, Pinchen Environmental Consultants, et al.

15.	Dumoulin v. Ontario Realty Corporation and HMQRO.

16.	Adrian, Shirley et al. v. HMQRC and HMQRO.

17.	Palahnuk, Robert E. v. HMQRO.

18.	Deutsch, Melvin P. v. HMQRO.

19.	Augier, Gideon McGuire v. HMQRO.

20.	Mortune, Felicia v. HMQRO.

21.	Deep, Dr. Albert Ross v. HMQRO.

22.	Mastronardi, Giovanna v. HMQRO.

23.	Koumoundouros, Terry v. HMQRO.

24.	General Motors Corporation v. HMQRO.

25.	West Nile Virus v. HMQRO.

26.	Adam’s Mine Rail Haul v. HMQRO.

27.	Twain, Jim Chief v. HMQRO.

28.	Aylmer Meat Packers Inc. v. HMQRO.

29.	Williams Andrea v. HMQRO.

30.	Office & Professional Employees International Union and Ontario Public Service Employees’ Union v. HMQRO.

31.	Harrison, John Arthur v. HMQRO.

32.	Benjamin, Candice Dr. v. HMQRO.

33.	Whole World Trade Ltd. v. HMQRO.

34.	Shokri-Razghi, Sarah v. HMQRO.

35.	Sarazin, Daniel Lynden v. HMQRO.

36.	Wong, Anthony v. HMQRO.

37.	Pre-1986, Post 1990 Hepatitis C Claims — Compensation to victims of hepatitis C blood.

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
IV. CLAIMS AGAINST THE CROWN — Continued

38.	Foster, Tracey Marie v. HMQRO.

39.	Brown, Vincent v. HMQRO.

40.	Zoran Djuric v. HMQRO.

41.	Glover, Gerald Clayton v. HMQRO.

42.	Phaneuf, Sylvie v. HMQRO.

43.	Abou-Elmaati, Ahmad v. HMQRO.

44.	Bett, L. Brenda & Wells, C. Thomas v. HMQRO.

45.	Robyn Wynberg et al. v. HMQRO.

46.	Hamilton Kilty Hockey Club Inc. v. HMQRO.

47.	Peter Fallis v. HMQRO.

48.	Robert Fenn v. HMQRO.

49.	Hartley, Mason v. HMQRO.

50.	Rigillio v. Ontario v. HMQRO.

51.	Kam-Tim Tong and Chatterjee et al. v. HMQRO.

52.	Sagharian v. Ontario, Ministries of Education, Community & Social Services, Children & Youth Services and Ministry of Health & Long-Term Care.

53.	Anderlis Leasing Enterprises et al. v. HMQRO.

54.	Northern Diamond Gaming Services Limited and Diamond Gaming Services Inc. et al v. HMQRO.

55.	First Class Casinos and Mr. Casino Inc. v. HMQRO.

56.	1191067 Ontario Inc., Silvo Di Gregorio and Tom Jones v. HMQRO.

57.	The Chippewas of Sarnia, the Chippewas of Kettle Point et al. v. HMQRO, Polysar Hydrocarbons Limited et al.

58.	Roy Michano et al., for themselves and on behalf of the members of the Pic Heron Bay, Pays Plat, Rocky Bay, Whitesand, Pic Mobert, Red Rock, Sand Point and Long Lake No. 58 Bands of Indians v. HMQRO.

59.	Clifford Meness et al., for themselves and all other members of the Algonquins of Golden Lake Band of Indians v. HMQRO.

60.	Roger Southwind on behalf of the Lac Seul Indian Band v. HMQRO.

61.	Moose Factory First Nation et al. v. Spruce Falls Power and Paper Company Limited.

62.	New Post First Nation et al. v. Spruce Falls Power and Paper Company Limited.

63.	Beaver House First Nation v. HMQRO.

64.	The Chippewas of Saugeen and Nawash First Nations regarding Bruce Peninsula v. HMQRO.

65.	Missanabie Cree First Nation v. HMQRO and HMQRC.

66.	Chapleau Cree v. HMQRO.

67.	Six Nations of the Grand River Band v. HMQRO.

68.	Mishkeegogamang First Nation and seventeen others v. HMQRO.

69.	Wikwemikong Indian Band v. HMQRO.

70.	Chippewas of Sarnia Band v. HMQRO.

71.	Mississauga of Alderville, Beausoleil, Chippewas of Georgia Island, Mnjikaning (Rama), Curve Lake Hiawatha, and Scugog Island First Nation v. HMQRO.

72.	Wesley Big George on behalf of seven Lake of the Woods First Nations v. HMQRO.

73.	Big Grassy (Mishkosiimiiniiziibing) First Nation and Ojibways of Onigaming First Nations adjacent to the Lake of the Woods and Winnipeg River area who are signatories to Treaty 3 v. HMQRO.

PUBLIC ACCOUNTS, 2005-2006 — VOLUME 1
IV. CLAIMS AGAINST THE CROWN — Concluded

74.	Wauzhushk Onigum First Nation and Ochiichagwe’babig o’ining First Nation and Washagamis Bay First Nations v. HMQRO.

75.	Walpole Island First Nations v. HMQRO.

76.	The Begetikong Anishnabe First Nation (aka the Ojibways of Pic River) Chief Roy Michano, Councillor Duncan Michano and Councillor Arthur H. Fisher v. HMQRO.

77.	Whitesand First Nation v. HMQRO.

78.	Red Rock First Nation v. HMQRO.

79.	Moose Deer Point First Nation v. HMQRO.

80.	Kinew, Tobasonakwut v. HMQRC and HMQRO.

81.	Garden River First Nation Reserve No. 14 v. HMQRO.

82.	Mushkegouk Council (Onasburgh) v. HMQRO.

83.	Kakeway, George v. HMQRO.

84.	Sinclare, Alfred v. HMQRO.

85.	Samson Indian Band and Nation v. HMQRO.

86.	Long Lake No. 58 First Nation v. HMQRO.